Exhibit 1.1

CRYSTALLEX INTERNATIONAL CORPORATION

ANNUAL INFORMATION FORM

FOR THE YEAR ENDED DECEMBER 31, 2010

March 31, 2011

TABLE OF CONTENTS

DOCUMENTS INCORPORATED BY REFERENCE	1	DESCRIPTION OF SHARE CAPITAL AND RELATED INFORMATION	18

		AUTHORIZED CAPITAL	18
FOREIGN CURRENCY AND ACCOUNTING PRINCIPLES	1	COMMON SHARES CLASS “A” PREFERENCE SHARES AND CLASS “B”	18
		PREFERENCE SHARES	18
GLOSSARY AND METRIC/IMPERIAL		SHAREHOLDER RIGHTS PLAN	18
CONVERSION TABLE	2	PRICE RANGE AND TRADING VOLUME OF THE
		COMMON SHARES	19
SPECIAL NOTE REGARDING FORWARD-		DIVIDEND POLICY	19
LOOKING STATEMENTS	2	CAPITALIZATION	19

NATIONAL INSTRUMENT 43-101 –		LEGAL MATTERS	20
STANDARDS OF DISCLOSURE FOR		NOTEHOLDERS’ ACTION DISMISSED WITH COSTS	20
MINERAL PROJECTS	2	PROPOSED CLASS ACTION DISMISSED	20
		CLAIMS BY FORMER EMPLOYEES	20
CRYSTALLEX	3
		RISK FACTORS	21
OVERVIEW	3
CORPORATE CHART	4	INTERNATIONAL ARBITRATION AGAINST
		VENEZUELA	21
MINERAL RESERVES AND RESOURCES	5	POLITICAL AND ECONOMIC UNCERTAINTY IN
		VENEZUELA	21
LAS CRISTINAS PROJECT	6	ADDITIONAL FUNDING REQUIREMENTS	21
LOCATION AND PROPERTY DESCRIPTION	6	CURRENT GLOBAL FINANCIAL CONDITION	22
MINE OPERATING CONTRACT	7	ENVIRONMENTAL REGULATION AND LIABILITY	22
ACCESSIBILITY, PHYSIOGRAPHY AND CLIMATE AND		CURRENCY FLUCTUATIONS	22
LOCAL RESOURCES AND INFRASTRUCTURE	8	OPERATING LOSSES ARE EXPECTED TO CONTINUE
Accessibility	8	IN THE NEAR FUTURE	22
Physiography and Climate	8	LITIGATION	22
Local Resources and Infrastructure	8	POTENTIAL DILUTION	22
GEOLOGY AND MINERALIZATION	9	COMMON SHARE PRICE VOLATILITY	23
Regional Geology	9	DEPENDENCE ON KEY EMPLOYEES	23
Local Geology	9	CREDIT AND MARKET RISKS	23
Mineralization	10	ENFORCEMENT BY INVESTORS OF CIVIL LIABILITIES
DRILLING, SAMPLING AND DATA VERIFICATION	11		23
MINERAL RESERVES	13	NO PAYMENT OF CASH DIVIDENDS IN THE NEAR
ADDITIONAL MINERAL RESOURCES	13	FUTURE	24
2007 TECHNICAL REPORT UPDATE	13	COMPLIANCE WITH SARBANES-OXLEY ACT OF 2002
ENGINEERING, PROCUREMENT AND CONSTRUCTION			24
MANAGEMENT	14	DIRECTORS AND SENIOR OFFICERS	24
LAS CRISTINAS PROJECT AND
ARBITRATION REQUEST	15	AUDIT COMMITTEE MATTERS	26
		Composition	26
WRITE DOWN OF THE CARRYING VALUE		Charter	27
OF LAS CRISTINAS	16	Policy on the Provision of Services by External
		Auditors	27
STRATEGIC PARTNERSHIP DISCUSSIONS	17	External Auditor’s Service Fees	27

DISCONTINUED OPERATIONS	17	CORPORATE GOVERNANCE STATEMENT	27

Overview	17	TRANSFER AGENT AND REGISTRAR	27
Mine Production	17
		MATERIAL CONTRACTS	28

INTEREST OF EXPERTS	28

ADDITIONAL INFORMATION	28

SCHEDULE “A” CONSOLIDATED FINANCIAL
STATEMENTS

SCHEDULE “B” MANAGEMENT’S
DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS

SCHEDULE “C” GLOSSARY OF DEFINED
TERMS AND TECHNICAL MINING TERMS
AND ABBREVIATIONS

SCHEDULE “D” MINE OPERATING
CONTRACT AND RELATED DOCUMENTS

SCHEDULE “E” AUDIT COMMITTEE
CHARTER

SCHEDULE “F” POLICY ON INDEPENDENCE
OF DIRECTORS

DOCUMENTS INCORPORATED BY REFERENCE

     The following documents of Crystallex International Corporation (the “Company”) filed with the securities regulatory authorities in certain of the provinces of Canada are incorporated by reference in this Annual Information Form:

(a)

the audited consolidated financial statements of the Company as at December 31, 2010 and 2009, and for each of the years in the two year period ended December 31, 2010 including the notes thereto and the auditor’s report thereon (the “Consolidated Financial Statements”);

(b)	the management’s discussion and analysis of financial condition and results of operations of the Company for the year ended December 31, 2010 (“Management’s Discussion and Analysis”); and

(c)

a report prepared by Mine Development Associates, (“MDA”) and other independent consultants in November 2007 titled “Technical Report Update on the Las Cristinas Project, Bolivar State, Venezuela” (the “2007 Technical Report Update”).

     Copies of these documents are available on the SEDAR website at www.sedar.com. Copies of the Consolidated Financial Statements and Management’s Discussion and Analysis are attached to this Annual Information Form as Schedule “A” and Schedule “B,” respectively.

     Any statement contained in a document incorporated by reference in this Annual Information Form (a “prior statement”) shall be deemed to be modified or superseded for purposes of this Annual Information Form to the extent that any statement contained in this Annual Information Form (a “subsequent statement”) modifies or supersedes such statement. A subsequent statement need not state that it has modified or superseded a prior statement. The making of a subsequent statement will not be deemed an admission for any purposes that the prior statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made. Any prior statement so modified or superseded will not constitute part of this Annual Information Form except as so modified or superseded.

FOREIGN CURRENCY AND ACCOUNTING PRINCIPLES

     In this Annual Information Form, unless otherwise specified, all references to “C$” are to Canadian dollars and all references to “US$” or “U.S. dollars” are to United States dollars. The Consolidated Financial Statements are reported in U.S. dollars.

     The following table sets out the rates of exchange for Canadian dollars (“C$”) per U.S. dollar in effect at the end of the periods indicated and the average rates of exchange during such periods based on the noon spot rate quoted by the Bank of Canada:

	Year ended December 31,
	2010	2009	2008
Rate at end of year	C$0.9946	C$1.0466	C$1.2246
Average rate for year	C$1.0355.	C$1.1420	C$1.0660

     The Consolidated Financial Statements have been prepared in accordance with Canadian generally accepted accounting principles. Note 18 to the Consolidated Financial Statements provides the reconciliation of these financial statements to U.S. GAAP.

GLOSSARY AND METRIC/IMPERIAL CONVERSION TABLE

     A glossary of certain defined terms and technical mining terms and abbreviations and a metric/imperial conversion table are included in Schedule “C” to this Annual Information Form.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     Certain statements included or incorporated by reference in this Annual Information Form, including information as to the future financial or operating performance of the Company, its subsidiaries and its projects, constitute forward-looking statements. The words “believe,” “expect,” “anticipate,” “contemplate,” “target,” “plan,” “intends,” “continue,” “budget,” “estimate,” “may,” “schedule” and similar expressions identify forward-looking statements. Forward-looking statements include, among other things, statements regarding targets, estimates and assumptions in respect of gold production and prices, operating costs, results and capital expenditures, mineral reserves and mineral resources and anticipated grades and recovery rates. Forward-looking statements are necessarily based upon a number of estimates and assumptions that, while considered reasonable by the Company, are inherently subject to significant business, economic, competitive, political and social uncertainties and contingencies. Many factors could cause the Company’s actual results to differ materially from those expressed or implied in any forward-looking statements made by, or on behalf of, the Company. Such factors include, among others, risks relating to additional funding requirements, reserve and resource estimates, gold prices, political and foreign risk, uninsurable risks, competition, environmental regulation and liability, government regulation, currency fluctuations, recent losses and write-downs and dependence on key employees. See “Risk Factors” in this Annual Information Form and “Risk Factors” in Management’s Discussion and Analysis. Due to risks and uncertainties, including the risks and uncertainties identified above and elsewhere in this Annual Information Form, actual events may differ materially from current expectations. Investors are cautioned that forward-looking statements are not guarantees of future performance and, accordingly, investors are cautioned not to put undue reliance on forward-looking statements due to the inherent uncertainty therein. Forward-looking statements are made as of the date of this Annual Information Form, or in the case of documents incorporated by reference herein, as of the date of such document, and the Company disclaims any intent or obligation to update publicly such forward-looking statements, whether as a result of new information, future events or results or otherwise.

NATIONAL INSTRUMENT 43-101 – STANDARDS OF DISCLOSURE FOR MINERAL PROJECTS

     National Instrument 43-101 – Standards of Disclosure for Mineral Projects (“NI 43-101”) issued by the Canadian Securities Administrators (the “CSA”) requires, among other things, that issuers ensure that all written disclosure of a scientific or technical nature, including disclosure of a mineral resource or mineral reserve, concerning a mineral project on a property material to the issuer must be based on material provided by a qualified person or under their supervision (a “Qualified Person”). A Qualified Person for purposes of NI 43-101 means an individual who is an engineer or geoscientist with at least five years of experience in mineral exploration, mine development or operation and/or mineral project assessment, has experience relevant to the subject matter of the disclosure and is a member in good standing of a specified professional association. The issuer must disclose the name and the relationship to the issuer of the Qualified Person who prepared or supervised the preparation of the information that forms the basis for the written disclosure.

CRYSTALLEX

Overview

     Crystallex International Corporation (the “Company”) is a company continued under the Canada Business Corporations Act. The registered and head office of the Company is located at 8 King Street East, Suite 1201, Toronto, Ontario, M5C 1B5.

     Crystallex is a Canadian-based company with a record of acquiring, exploring, developing and operating mining properties. The Company’s principal focus since 2002 was the exploration and development of the Las Cristinas gold project, (“Las Cristinas Project” or “Las Cristinas”) located in Bolivar State in southeastern Venezuela. Crystallex entered into a Mine Operating Contract (the “MOC”) in September 2002 with the Corporacion Venezolana de Guayana (the “CVG”). The MOC granted Crystallex exclusive rights to develop and operate the Las Cristinas. Since the issuance of the MOC, the Company has worked vigorously to bring the Las Cristinas Project to a “shovel ready” state. The Company completed all of the requirements necessary for the issuance of the Authorization to Affect Natural Resources (the “Permit”) from the Ministry of Environment and Natural Resources (“MinAmb”), while maintaining compliance with the terms of the MOC. Notwithstanding the Company’s fulfilment of the requisite conditions, Venezuela’s approval of the Environmental Impact Study and assurances that the Permit would be issued, in April 2008, MinAmb denied the Company’s request for the Permit. The Company appealed the Permit denial and did not receive a response from MinAmb.

     On February 3, 2011, the MOC was unilaterally terminated by the CVG, despite the CVG confirming the validity of the MOC in August 2010. Following the termination of the MOC, on February 16, 2011, the Company filed a Request for Arbitration (“Arbitration Request”) before the Additional Facility of the World Bank’s International Centre for Settlement of Investment Disputes (“ICSID”) against the Bolivarian Republic of Venezuela (“Venezuela”) pursuant to the Agreement between the Government of Canada and the Government of the Republic of Venezuela for the Promotion and Protection of Investments (the “Treaty”). The claim is for breach of the Treaty’s protections against expropriation, unfair and inequitable treatment and discrimination. The Arbitration Request was registered by ICSID on March 9, 2011.

     Crystallex is seeking the restitution by Venezuela of its investments, including the MOC, and the issuance of the Permit and compensation for interim losses suffered, or, alternatively full compensation for the value of its investment in an amount in excess of US$3.8 billion.

     The Company’s immediate plans are as follows:

  Seek settlement alternatives with Venezuela while continuing with the arbitration claim;
  Sell its remaining mining equipment;
  Proceed with an orderly withdrawal from Las Cristinas;
  Negotiate with the Noteholders to restructure the terms of the $100 million Notes that are due in December 2011; and
  Pursue alternate financing.

Corporate Chart

     The following chart lists the principal subsidiaries of the Company and their jurisdictions of incorporation. Except where noted, all subsidiaries are wholly-owned, directly or indirectly, by the Company.

____________________

Notes:

(1)	The Company holds its interest in the Las Cristinas project directly through its Venezuelan Branch. See “Las Cristinas Project – Mine Operating Contract.”

(2)	The Company held its interest in the Tomi operations until December 15, 2009 indirectly through Mineras Bonanza, C.A. See “Discontinued Operations.”

(3)	The Company held its interest in the Lo Increible operations until December 15, 2009 indirectly through Osmin Holdings Limited. See “Discontinued Operations.”

(4)	The Company held its interest in the Revemin mill until October 1, 2008, indirectly through Revemin II, C.A. See “Discontinued Operations.”

MINERAL RESERVES AND RESOURCES

     With the unilateral cancellation of the MOC on February 3, 2011, the Company no longer has rights to the gold reserves and resources at Las Cristinas and, accordingly, in future, will no longer be reporting resources and reserves for Las Cristinas. The gold reserves and resources for Las Cristinas were last estimated in the 2007 Technical Report Update. This reserve and resource data is presented for information purposes only and should not be interpreted as an indication of the Company’s expectations of future development or operating activities at Las Cristinas.

     The mineral reserve and resource estimates have been prepared in accordance with the standards of the Canadian Institute of Mining, Metallurgy and Petroleum and NI 43-101 and, as set out in the notes below, are based on technical reports prepared by independent experts, or have been prepared by the Company under the direction of, and verified by, Dr. Richard Spencer, P. Geo., a Qualified Person and former VP Exploration of Crystallex International Corporation.

     Mineral resources are not mineral reserves and do not have demonstrated economic viability, but do have reasonable prospects for economic extraction. Measured and indicated mineral resources are sufficiently well defined to allow geological and grade continuity to be reasonably assumed and permit the application of technical and economic parameters in assessing the economic viability of the resource. Inferred resources are estimated on limited information not sufficient to verify geological and grade continuity and to allow technical and economic parameters to be applied. Inferred resources are too speculative geologically to have economic considerations applied to them to enable them to be categorized as mineral reserves. There is no certainty that mineral resources will be upgraded to mineral reserves through continued exploration. See Schedule “C” for detailed definitions of mineral reserve, proven mineral reserve, probable mineral reserve, mineral resource, measured mineral resource, indicated mineral resource, inferred mineral resource, and cut-off grade.

RESERVES
	PROVEN			PROBABLE			TOTAL
			Contained			Contained			Contained
	Tonnes	Grade	Gold	Tonnes	Grade	Gold	Tonnes	Grade	Gold
		(g/t)	(oz)		(g/t)	(oz)		(g/t)	(oz)
(tonnes and ounces in thousands)

Las Cristinas Project(1)	112,761	1.24	4,483	351,601	1.10	12,379	464,362	1.13	16,862

RESOURCES(2)
	MEASURED			INDICATED			TOTAL
			Contained			Contained			Contained
	Tonnes	Grade	Gold	Tonnes	Grade	Gold	Tonnes	Grade	Gold
		(g/t)	(oz)		(g/t)	(oz)		(g/t)	(oz)
(tonnes and ounces in thousands)

Las Cristinas Project(2)	33,380	0.84	897	131,641	0.71	3,002	165,021	0.73	3,899

	RESOURCES(2)
	INFERRED
			Contained
	Tonnes	Grade	Gold
		(g/t)	(oz)
	(tonnes and ounces in thousands)

Las Cristinas Project(3)	229,626	0.85	6,276

________________
Notes:

(1)

The mineral reserves and resources for the Las Cristinas Project are based on estimates prepared by MDA (Steve Ristorcelli, P. Geo. and Thomas Dyer, P. Eng. of MDA were the Qualified Persons) in the 2007 Technical Report Update. The mineral reserves estimated by MDA are based on a US$550 per ounce gold price and cut-off grades ranging from 0.33 grams of gold per tonne to 0.57grams of gold per tonne depending on the mineral type. The mineral resources estimated by MDA are based on a cut-off grade of 0.5 grams of gold per tonne. See “Las Cristinas Project – Mineral Reserves" and “ – Additional Mineral Resources.”

(2)	Mineral resources are in addition to and do not include mineral reserves.

(3)	The inferred resources are based on a cut-off grade of 0.5 grams of gold per tonne.

LAS CRISTINAS PROJECT

     The Las Cristinas MOC was unilaterally terminated by the Venezuelan government in February 2011, consequently, Crystallex no longer has rights to the reserves and resources at Las Cristinas and has discontinued development activities. Following the termination of the MOC, on February 16, 2011, the Company filed the Arbitration Request against Venezuela. The claim is for breach of the Treaty’s protections against expropriation, unfair and inequitable treatment and discrimination. The Arbitration Request was registered by ICSID on March 9, 2011. The information set out below and elsewhere in this Annual Information Form relating to the Company’s MOC, its exploration and development activities at Las Cristinas, project approval and permitting process and reported gold resources and reserves is for information and background purposes only and should not be interpreted as being indicative of the Company’s expectations regarding the future development of Las Cristinas.

     The information below is based on, among other things, the 2007 Technical Report Update. Copies of the 2007 Technical Report Update are available for review on the SEDAR website at www.sedar.com. The 2007 Technical Report Update was the Company’s Technical Report for purposes of NI 43-101 until the cancellation of the MOC by the Venezuelan government in February 2011.

     The 2007 Technical Report Update is incorporated by reference into this Annual Information Form for purposes of satisfying certain of the disclosure requirements of National Instrument 51-102 and Form 51-102F2 with respect to the Las Cristinas project including mineralization, drilling, sampling, analysis and security of samples and metallurgical test work.

Location and Property Description

     The Las Cristinas project is located in Sifontes Municipality in Bolivar State, Venezuela, approximately 6 km west of the village of Las Claritas and approximately 360 km south of Puerto Ordaz and 670 km southeast of Caracas.

     The Las Cristinas project encompasses four principal zones of mineralization including the Conductora –Cuatro Muertos and Potaso (termed “Conductora” for simplicity), Mesones – Sofia (“Mesones”), Cordova and Morrocoy areas, which together constitute the Las Cristinas Deposits. The Las Cristinas Deposits are located on four contiguous areas, Las Cristinas 4, 5, 6 and 7, that total 3,885.6 Ha in extent.

The relative locations of the Las Cristinas Deposits are shown in the following map:

Mine Operating Contract

The Company’s interests in the Las Cristinas Deposits derived from:

  a Presidential decree pursuant to which the Government of Venezuela reserved for itself, through the Ministry of Energy and Mines, the direct exploration and exploitation of the gold ore located in the Las Cristinas Deposits and granted to the Ministry of Energy and Mines the right to contract with the CVG the activities required to carry out such exploration and exploitation;

  an agreement between the Ministry of Energy and Mines and the CVG pursuant to which the Ministry of Energy and Mines granted to the CVG the right to explore and exploit the gold ore located in the Las Cristinas Deposits and to enter into operation agreements with third parties for such purposes; and

  the MOC between the CVG and the Company dated September 17, 2002.

     English language translations of the Presidential decree, the agreement between the Ministry of Energy and Mines and the CVG and the Mine Operating Contract referred to above are attached to the Annual Information Form as Schedule D. On February 3, 2011, the MOC was unilaterally terminated by the CVG.

Accessibility, Physiography and Climate and Local Resources and Infrastructure

     Accessibility

     The Las Cristinas project is accessed by road, and is approximately five hours’ drive southeast from Puerto Ordaz. The Troncal 10 route consists of a four-lane highway for approximately 55 km and continues for approximately 280 km thereafter as a well-maintained two-lane paved road to the camp-site turn-off at Kilometre 84. From there, the Project is accessed via a 19-kilometre all-weather, unsealed road, the upgrading of which was completed by the Company in November 2005. The route of the unsealed road was designed to bypass local villages.

     Puerto Ordaz is a port city located on the Orinoco River with access to the Atlantic Ocean and is served by a number of airlines with numerous daily flights to Caracas and other major cities in Venezuela. The nearest commercial airstrip to the Project is at El Dorado, which is located approximately 100 km north of the camp-site towards Puerto Ordaz. A charter flight from Puerto Ordaz to El Dorado takes approximately one hour. An airstrip at Las Cristinas allows for the landing of small aircraft.

     Physiography and Climate

     The Las Cristinas project is located in a flat area with scattered, rounded hills that reach a maximum height of 30 m. The average elevation is 130 m above sea level. Four streams (the Amarilla, Las Claritas, Sofia and Morrocoy) flow through the property. These streams are sinuous due to the low topographic gradient across the Project area and flood their banks at times during the wet season. About 900 Ha of the Project area has been deforested during mining by itinerant miners. Hydraulic mining has led to flooding of pits and the accumulation of poorly consolidated tailings material which complicates access to the eastern part of the Project area where mineralization is located closest to the surface.

     The climate is tropical and humid. Temperatures typically range from 22°C to 36°C and operations can be conducted year round. Average annual rainfall is approximately 3.3 m, most of which falls in hour-long cloudbursts during the day. Average annual evaporation is approximately 1.8 m. The rainy season extends from May to October with a short rainy season in December. Rainfall in the relatively dry season is usually less intense than in the rainy season.

     Undisturbed primary vegetation is typical of the Sub-Amazon type rain forest. Large trees dominate the forest, with their canopy up to 30 m above the ground. The forest floor is relatively open. Secondary vegetation, which has now invaded the mined or otherwise disturbed areas, consists of smaller trees, shrubs, creeping vines and various grasses. This secondary growth tends to be denser than the primary vegetation.

     Local Resources and Infrastructure

     There is sufficient infrastructure in the region to support mining operations. Additional personnel would however, have to be brought in for construction and mining operations. It was estimated that approximately 400 individuals would be employed at the height of production. All salaried supervisory and technical labour, other than a few expatriate positions, were expected to be Venezuelan nationals. It was expected that over time, Venezuelan personnel would occupy all of the positions initially staffed with expatriates. There is ample water and land surface for mining, plant sites and tailings disposal.

     An existing construction camp was refurbished by the Company. The administration offices and dining facilities were fully functioning.

     Power requirements were forecast to increase from an average of about 10 MW at the commencement of construction to about 30 MW at full production. A 400 KVA power line (with a capacity of 300 MW and a current demand of approximately 100 MW) runs within 6 km of the Las Cristinas project to supply power to Brazil. The Government of Venezuela has installed a substation near the town of Las Claritas that is capable of supplying the Las Cristinas project. Power to the site was planned to be carried via a new overhead power line, a distance of approximately 6 km, and was to terminate at a new substation located on the Las Cristinas project.

Geology and Mineralization

     Regional Geology

     The Las Cristinas project is located in the granite-greenstone terrain of the Guyana Shield. The Guyana Shield underlies the eastern part of Venezuela, Guyana, Surinam, French Guiana and parts of northern Brazil and was contiguous with parts of west Africa prior to the opening of the Atlantic Ocean in the Jurassic period. Three major geologic subdivisions have been established for the Guyana Shield: Archean rocks older than 2.5 billion years consisting of high-grade metamorphic gneiss, local charnockite and widespread granitoid bodies; sedimentary and volcanic rocks of Early Proterozoic age which have undergone compressional tectonism and metamorphism and were intruded by syn-orogenic granites of Trans-Amazonian Orogeny; and mid-Proterozoic continental clastic units of Roraima Formation which unconformably overlie the Early Proterozoic rocks.

     Local Geology

     Weathered Profile

     The weathered profile at Las Cristinas includes an upper layer of ferralitic soil (up to 2 m thick) overlying a thin mottled clay zone (averaging 2 m thick), which in turn overlies a saprolite zone, which is generally 20 m to 60 m thick and locally over 90 m thick. The saprolite is subdivided into an upper oxide saprolite horizon, which is practically devoid of copper, and a lower sulphide bearing saprolite horizon that is enriched in copper. The oxide saprolite is red ochre in colour while the sulphide saprolite has a greenish hue. The oxide and sulphide saprolite contact is sharp in some areas of the deposit, while in others is separated by a transitional zone, called mixed saprolite, which contains both metal oxide and sulphide minerals. The saprolite typically overlies saprock; material in which the texture of the original rock is evident, but which is soft due to the abundance of clay minerals generated by weathering. The saprock layer ranges in thickness from a few metres to a few tens of metres in extreme cases. The upper 50 m of bedrock is characterized by centimetre-sized vugs and voids derived from the weathering of carbonate veins and carbonate matrix. This zone is termed carbonate-leached bedrock.

     Structure

     Two major fabric orientations are evident throughout the Las Cristinas Deposits. The older foliation (S1) consists of a moderately to intensely developed cleavage that is sub-parallel to bedding. The S1 foliation strikes north-south and dips at about 40° to the west in the Conductora area. This foliation rotates in the Cordova and Mesones areas to a northwest strike and a steeper dip of 30° to 70° to the southwest. The S1 foliation contains a strong stretching lineation that plunges to the southwest and probably relates to fabric development in a major, regional shear zone.

     The S2 fabric is a spaced foliation that is axial planar to kink-folds. It strikes southeast and dips gently (about 36°) to the northeast.

     A northeast-striking post mineral fault separates the Conductora – Cuarto Muertos – Sofia area from the Mesones – Morrocoy – Cordova zone. The fault zone is intruded by steep, southeast – dipping post-mineral diorite-gabbro dykes.

     The Las Cristinas Deposits are cut by a system of post-mineral dioritic dykes that dip shallowly to the southeast and are arranged in an upward-stepping en echelon pattern.

     Alteration

     Various alteration assemblages are evident in the Las Cristinas Deposits. These include:

  Widespread albite development in veins and as replacements of other minerals;

  Potassic alteration occurs as K-feldspar replacements and veins. However a pervasive secondary biotite – magnetite assemblage is the dominant expression of K-silicate alteration throughout the Las Cristinas Deposits. Calcite is associated with the biotite-magnetite assemblage;

  Quartz-tourmaline assemblages with minor topaz;

  Quartz-muscovite-pyrite constitutes phyllic alteration and;

  Ubiquitous iron-rich chlorite, epidote and calcite which are superimposed on the alteration assemblages described above. This superimposition is evident in the common partial replacement of secondary biotite and tourmaline by chlorite.

     Alteration minerals in the Las Cristinas Deposits have a roughly concentric distribution. The exception is albite, which is widespread and appears to predate the majority of the other alteration assemblages. Quartz-tourmaline alteration is most strongly developed in near-vertical breccia pipes in the Mesones - Sofia area where it occurs with traces of topaz. Tourmaline decreases in abundance in all directions away from the Mesones - Sofia centres. K-silicate alteration extends from Mesones - Sofia to the footwall of the mineralized zone in the east, to the southern margin of the Conductora area in the south and to the western part of the Cordova area in the west. K-silicate alteration is represented by the ubiquitous secondary biotite – magnetite assemblage, whereas K-feldspar is concentrated in the Mesones - Sofia area. The chlorite-calcite-epidote assemblage is located outboard of, and superimposed on, the K-silicate zone. Phyllic alteration is most strongly developed in the upper parts of the Mesones – Sofia breccia pipes.

     Mineralization

     Primary mineralization in hard rock

     Sulphide content in the Las Cristinas Deposits is highest in the Mesones deposit where the quartz-tourmaline breccias contain up to 30% total sulphides locally with an average total sulphide content of approximately 5%. Sulphide content decreases southward into the Conductora deposit where the maximum sulphide content is up to 5% locally with an average of approximately 2%. This change in sulphide content is accompanied by a change in sulphide species: pyrite-chalcopyrite in the Mesones area is associated with minor molybdenite, whereas the content of chalcopyrite and molybdenite decrease southwards in the Conductora deposit and westwards into the Cordova area. The sulphide assemblage in the southern part of the Conductora deposit and to the west in the Cordova zone is strongly dominated by pyrite with minor chalcopyrite and no molybdenite.

     On a microscopic scale, gold can be found as free grains in quartz and as blebs and fracture fillings in pyrite and/or chalcopyrite. In the Conductora deposit, gold grade is crudely proportional to sulphide content to the extent that gold grade can be roughly estimated from the sulphide content of the interval. However, this relationship breaks down in the Mesones deposit where significantly higher sulphide content does not coincide with significantly higher gold grades: in fact, the average grade of Mesones is very similar to that of the Conductora deposit (1.1 g/t gold in Mesones versus 1.2 g/t gold in Conductora). The bulk of the economic mineralization is hosted by the biotite-magnetite alteration, although some of the highest-grade gold mineralization is hosted by the cross-cutting epidote-calcite-chlorite veins.

     Chalcopyrite is essentially the only copper mineral in the hard rock beneath the saprolite; hence copper grades correlate directly with chalcopyrite content in the Las Cristinas Deposits. In contrast to the average gold grade of the Mesones and Conductora deposits being similar, the average copper grade of the Mesones deposit is approximately triple that of Conductora (0.10% in Conductora versus 0.29% in Mesones). The average grade of copper in the Las Cristinas Deposits is 0.11% .

     Sulphides occur as replacements, disseminations, clots, blebs, sulphide veinlets and also in veinlets with quartz and other alteration minerals throughout the Las Cristinas Deposits. The higher sulphide content in the Mesones deposit is evident in more extensive replacements and denser disseminations than are evident in the Conductora or Cordova areas. Many sulphide grains and stringers lie within the plane of the foliation while many disseminations and blebs cut across the S1 foliation. Areas of intense cleavage development are characterised by sulphide blebs that are flattened into the plane of the S1 foliation. The majority of quartz-carbonate-sulphide veinlets lie in the plane of the foliation. Veinlets that cross-cut the foliation show successive rotation into the plane of the foliation in areas of stronger fabric development. These features are interpreted to indicate that sulphide mineralization, and therefore copper and gold mineralization, occurred during and partially post-dated, S1 cleavage development. Sulphide accumulations are clearly folded by, and hence predate, the S2 foliation.

Mineralization occurs in sub-parallel units that dip to the west at about 40° parallel to bedding and to the S1foliation. Well mineralized zones coincide with moderate to intense cleavage development and fragmental metavolcanic units and the poorest mineralization is in competent metavolcanic units such as basaltic lava flows in which cleavage is typically poorly developed. The important role that stratigraphy plays in hosting mineralization dictates that the deposit is stratiform, consisting of well mineralized zones separated by poorly mineralized units typically composed of impermeable basalt lava flows. Intrusive stocks, which cross-cut stratigraphy, are similarly poor hosts for mineralization due to their mechanical competence and related poor permeability.

     Down-dip continuity of mineralized zones has proved to be excellent in deep drilling. The overall true thickness of the gold mineralization envelope throughout the Conductora deposit reaches a maximum width of 500 m. Some individual higher-grade gold zones (>1g/t) exceed 100 m in thickness. Please see Figure 9.1 of the 2007 Technical Report Update for a graphic depiction of the distribution of gold mineral zones on cross section.

     Saprolite

     The copper content of the upper part of the saprolite is minimal due to natural oxidation and subsequent leaching of copper minerals in the oxide saprolite. The dissolved copper precipitates as secondary minerals in the sulphide saprolite, forming a “copper blanket”; a layer that is enriched in copper and which consists mainly of secondary copper minerals. The Las Cristinas Deposits contain a poorly developed copper blanket that is typically 5-20 m thick and which contains chalcopyrite, chalcocite and covellite in addition to pyrite.

     Gold mineralization is largely unaffected by oxidation and its grade and distribution throughout the saprolite is similar to that of the original hard rock prior to weathering. Hence, alternating zones of good and poor gold grade as described above, can be traced through the saprolite from the hard rock below.

Drilling, Sampling and Data Verification

Detailed exploration work on the property was carried out by Placer Dome Inc. (“Placer”), the previous holder of an interest in the Las Cristinas Deposits. The work included:

  mapping and rock sampling (geologic mapping was done at scales of 1:5,000 and 1:500 and over 1,200 samples were collected);

  soil sampling (approximately 3,700 samples were taken from upper saprolite on a 50 m by 100 m grid in the main mineralized zones and on a 50 m by 200 m grid in the peripheral areas); soil samples were analyzed for gold;

  drilling of 1,174 drill holes totalling over 150,000 m;

  geophysics (ground and airborne-magnetic programs, as well as induced polarization, radiometric and transient electromagnetic surveys); and

  tailings evaluation.

The work performed by Placer culminated in a comprehensive feasibility study in 1996, which was subsequently updated in 1998.

     Under the MOC, the Company obtained an electronic database that included results of drilling, as well as topographic, geologic and engineering data derived from previous work completed by Placer. The database included geological information on 160,600 m of drilling and trenching, 162,806 gold assays, 145,547 copper assays, 60,655 cyanide-soluble copper assays and 145,221 silver assays. As part of the preparation of the MDA Report, MDA visited the Las Cristinas site in October 2002 and found drill pads, drill collars, drill cores and samples and photographs of core that supported the method of work that Placer reported to have been used in the exploration and evaluation of the Las Cristinas Deposits. In addition, MDA took independent samples of core, pulps and coarse rejects as part of the verification process. MDA concluded that Placer’s exploration and sampling procedures conformed to, or exceeded, industry standards.

     In 2003, the Company completed a six-week, 2,199 m drill program designed to validate the historic project work. MDA was on site for the first three weeks of the program. The program included 12 diamond drill holes from which 1,016 half-core samples were taken for analysis. In addition, the Company analyzed 341 quarter cores, 198 coarse rejects and 259 pulps left at the site by Placer. As part of the verification program, blanks and standards were systematically inserted into the sample stream. MDA supervised drill sampling, sample collection and sample packaging for the first half of the program. Independent laboratories conducted sample preparation and assaying. MDA also took independent core samples to verify the work completed by the Company and requested that existing drill hole collars be surveyed by an independent contractor. As part of the MDA Report and following the completion of the verification program, MDA concluded that the Las Cristinas database could be used for feasibility level study and mineral reserve and resource estimation.

     The Company completed an 18-hole, 7,131 m drill program in 2004 and a further 5,419 m in 14 bore holes in 2005. Drilling in these two programs was focussed in the western and southern parts of the modeled Conductora pit shell. The objective of these programs was to infill drill sparsely drilled areas to upgrade resource classification and ultimately increase the reserve.

     The Company completed a 46-hole drill program (13,574 metres) producing 12,178 samples from November 2006 through to February 2007. The drilling program focused on three areas of the Las Cristinas property: (1) the western margin of the planned Conductora pit where mineralization is open at depth down-dip; (2) the extreme southwest of the planned Conductora pit where a sheet of relatively shallow ore was discovered in the hanging wall of the main Conductora ore zone in previous drilling; and (3) the Morrocoy zone which lies in the northern part of the property. Known mineralization in the Morrocoy zone has similar characteristics to that of the Conductora area which contains the bulk of the known mineral ore reserves at Las Cristinas. Previous drilling of the Morrocoy zone was relatively wide-spaced to the extent that known mineralization there is classified as an inferred mineral resource. The Company believes that there is sufficient continuity of mineralization at Morrocoy to warrant denser drilling with the objective of upgrading the inferred mineral resources to the measured and indicated category. If this objective is achieved, the Morrocoy zone could contribute to an increase in the overall mineral reserves at Las Cristinas.

     MDA was contracted to undertake the updated reserve and resource estimate incorporating the results of the 2006-2007 drilling program. The revised reserve and resource estimate was prepared by MDA under the direction of Steven Ristorcelli, P. Geo. and Thomas Dyer, P.Eng., both independent qualified persons for the purposes of National Instrument 43-101, with geological and sampling input from Dr. Richard Spencer, P. Geo., formerly the Company’s Vice President Exploration, who is a qualified person for the purposes of National Instrument 43-101. Measured and Indicated Mineral Resources are that part of a mineral resource for which quantity and grade can be estimated with a level of confidence sufficient to allow the application of technical and economic parameters to support mine planning and evaluation of the economic viability of the deposit. An Inferred Mineral Resource is that part of a mineral resource for which quantity and grade can be estimated on the basis of geological evidence and limited sampling are reasonably assumed, but not verified.

     Drilling was undertaken by Majortec of Moncton, New Brunswick. The program was managed by Mr. Gustavo Rodriguez, M.Sc., Chief Geologist - Las Cristinas, under the direction of Dr. Richard Spencer, P.Geo., formerly the Company’s VP Exploration, who is a Qualified Person for the purposes of National Instrument 43-101 -Standards of Disclosure for Mineral Projects. Quality Assurance and Quality Control (QAQC) procedures were managed by an external consultant, Mr. Trevor Nicholson, B.Sc. Chem., of Nicholson Analytical Consulting (NAC) of Comox, British Columbia, who is an Assay Chemist by training. NAC reviewed the proposed QAQC procedures prior to drill start-up and subsequently audited field procedures. Mr. Nicholson was on site for about 40% of the duration of the program. All assay results from this drill program were sent to Mr Nicholson directly by the assay laboratory, Societe Generale de Surveillance (“SGS”) in Lima, Peru, for QAQC review. Mr Nicholson had the Company’s authorization to request re-assay of sample sequences which failed QAQC. Only once samples had passed QAQC were the results deemed acceptable by the Company. Although only involved in the design of the QAQC program, NAC noted no irregularities in any areas of the drill program. Mr. Steven Ristorcelli, of MDA, undertook an on-site review of logging, sampling and QAQC procedures during the drill program.

Assays were conducted on ½ NQ core sampled at continuous one-metre intervals. Certified standards were inserted at an average of one per 20 samples, field blanks at one per 30 samples, while both ten mesh and quarter-core duplicates were inserted at intervals of approximately 50 samples. Duplicates of pulps and 10-mesh material were taken at intervals of approximately 1 in 50 samples for assay by a second, independent laboratory. The core samples were prepared by SGS at their facility in El Dorado, Venezuela and analysis of the samples was done by SGS in Lima, Peru. Assay results were reported to NAC who communicated directly with personnel at SGS in Lima regarding assays that initially failed QAQC. Once the reassay results had met the QAQC requirements, NAC forwarded the QAQC-compliant data to MDA and the Company for incorporation into their respective databases. The independent laboratory used for check assays on pulp and 10-mesh duplicates was ALS-Chemex in Lima, Peru.

Mineral Reserves

The estimated mineral reserves at the Las Cristinas project as at December 31, 2010, were last estimated in the 2007 Technical Report Update:

	Mineral Reserves(1)	Average Grade	Contained Gold
	(tonnes – 000’s)	(g/t)	(ounces – 000’s)
Proven	112,761	1.24	4,483
Probable	351,601	1.10	12,379
Total	464,362	1.13	16,862

_______________
Notes:

(1)

The mineral reserves estimated by MDA are based on a US$550 per ounce gold price and cut-off grades ranging from 0.33 grams of gold per tonne to 0.57 grams of gold per tonne depending on the mineral type.

Additional Mineral Resources

     The estimated additional mineral resources at the Las Cristinas project were last estimated in the 2007 Technical Report Update:

		Average Grade	Contained Gold
	Mineral Resources(1) (2)
	(tonnes – 000’s)	(g/t)	(ounces – 000’s)

Measured	33,380	0.84	897
Indicated	131,641	0.71	3,002
Total Measured and Indicated	165,021	0.73	3,899

Total Inferred	229,626	0.85	6,276

 ____________________
Notes:

(1)

The resources are estimated to the standard and requirements stipulated in NI 43-101 and meet Canadian Institute of Mining classifications. The mineral resources estimates are based on a cut-off grade of 0.5 grams of gold per tonne.

(2)	Mineral resources are in addition to and do not include mineral reserves.

2007 Technical Report Update

     In September 2003, SNC-Lavalin and other independent consultants (including MDA) completed the 20,000 TPD Feasibility Study. The 20,000 TPD Feasibility Study was approved by the CVG in accordance with the terms of the MOC in March 2004.

     In August 2005, SNC-Lavalin and other independent consultants (including MDA) completed the 2005 Development Plan, a comprehensive update of the 20,000 TPD Feasibility Study. The 2005 Development Plan was commissioned to incorporate a number of design enhancements and to include a review of capital and operating cost estimates.

     In November 2007, MDA and other independent consultants (including SNC-Lavalin) completed the 2007 Technical Report Update on the Las Cristinas Project which updates components of the 2005 Development Plan. The 2007 Technical Report Update incorporates several factors, including:

  A 46-hole, 13,574 m drill program that was completed by the Company in 2007, results of which were press released on May 1, 2007 and June 22nd, 2007.

  A new pit design based upon a $550 per ounce gold price.

  Revised estimates of capital and operating costs.

     The 2007 Technical Report Update served as the Company’s NI 43-101 compliant technical report until the cancellation of the MOC by the Venezuelan government in February 2011. The conclusions, estimates and findings of the 2007 Technical Report Update are set out below.

  Mining. Mining at Las Cristinas will be by conventional open-pit methods using excavators and haul trucks. The production schedule contemplated under the 2007 Technical Report Update provides for processing 20,000 tonnes of ore per day (7.3 million tonnes annually), an overall stripping ratio of 1.38:1 and an expected mine life of 64 years.

  Processing and Recovery. Processing will consist of crushing, semi-autogenous primary grinding and secondary ball mill grinding. A gravity circuit is contemplated to recover free gold. Gold extraction will be achieved using a conventional carbon-in-leach circuit. Under this method of recovery, a slurry of gold ore, carbon granules and cyanide are mixed together, the cyanide dissolves the gold content and the gold is adsorbed onto the carbon and the loaded carbon is separated from the slurry for further processing. Gold is removed from the loaded carbon by pressure stripping the carbon to produce a pregnant eluate solution, electrowinning the solution to produce gold cathodes and smelting the cathodes to produce gold doré. Pilot-plant metallurgical testing conducted under the supervision of an independent consultant during the feasibility study resulted in an overall recovery rate of 88.7% for the planned ore blend.
  The average annual gold production contemplated is 233,000 ounces for the life of mine and 252,000 ounces for the first five years.

  Reserves. Reserves at Las Cristinas were calculated using a US$550 per ounce gold price. The pit design and other physical parameters and costs were updated from previous estimates. At US$550 per ounce, proven and probable reserves at Las Cristinas are 464 million tonnes grading 1.13 g/t containing 16.86 million ounces of gold. The strip ratio was decreased from 1.57:1 to 1.38:1.

  Capital Costs. Based on the 2007 estimate, capital costs for Las Cristinas are forecast to be approximately US$356 million, an increase of approximately 22% from the 2005 estimate. In addition, sustaining capital totalling US$573 million over the 64 years of the mine will be required.

  Cash Operating Costs. The 2007 estimated average total cash operating costs are approximately US$306 per ounce (excluding royalties) and $346 per ounce (including royalties at $550 per ounce) for the life of mine. Estimates for operating costs increased from US$7.66/tonne of ore to US$9.80/tonne of ore, largely due to revisions in costs and quantities of operating supplies, maintenance supplies and power, revision of staffing levels and labour rates and changes to the mining plans including updates to the mineral resource and mineral reserve estimates. Operating cost estimates were not significantly affected by the near-global climb in energy costs, a reflection of Venezuela’s extremely low, stable prices for fuel.

Engineering, Procurement and Construction Management

     On March 25, 2004, following completion of a competitive bidding process, the Company entered into an Engineering, Procurement and Construction Management Contract (the “EPCM Contract”) with SNC-Lavalin relating to the development of the Las Cristinas project.

     Detailed engineering and design for the Las Cristinas project was 98% complete by the end of 2005. All long lead time equipment for Las Cristinas was also purchased during 2004 and 2005 at a cost of $61 million. The Company sold some equipment in 2009 and is in the process of selling the remaining equipment.

     The 2007 revised capital cost estimate to construct Las Cristinas was $356 million. Included in this estimate, was an amount already spent on engineering and other technical services.

     Prior to the write down of $297 million in 2009, the Company had capitalized $336 million relating to Las Cristinas. In addition to expenditures on engineering services and equipment, the balance of the capitalized costs were for items such as camp security, catering and housekeeping, reserve drilling programs, environmental work, community relations projects, among others.

Las Cristinas Project and Arbitration Request

     On September 17, 2002, the Company entered into a non-assignable MOC with the CVG, acting under the authority of the Ministry of Energy and Mines of Venezuela, under which the Company was granted the exclusive right to explore, develop and exploit the Las Cristinas 4, 5, 6 and 7 concessions including the processing of gold for its subsequent commercialization and sale. The Las Cristinas Project is one of the world’s largest undeveloped gold deposits with Measured and Indicated resources of 21 million ounces of gold containing 17 million ounces of proven and probable reserves calculated at a gold price of $550 per ounce. The Company’s exploration efforts indicate that gold mineralization at Las Cristinas remains open at depth and in certain areas at surface. Las Cristinas thus has considerable potential to grow even further.

     With the approval of the Feasibility Study in 2004 and the Environmental Impact Study (“EIS”) in 2007, the CVG was formally notified in May 2007 by the Vice-Minister of MinAmb that all requirements had been fulfilled for the issuance of the Permit which is required to commence construction of the mine. The Company then proceeded to post the required construction guarantee bond and paid the environmental disturbance taxes. In June, 2007, the CVG confirmed that the approval of the EIS, the posting of the construction guarantee bond and the payment of the environmental disturbance taxes represented the final and conclusive step in the procedure for the issuance of the Permit. The Company adhered to the legal framework applicable to the Las Cristinas Project with respect to obtaining the Permit and fully complied with its obligations under the MOC, as acknowledged on various occasions by the CVG and the Ministry of Basic Industries and Mining (“MIBAM”).

     In April, 2008, the Director General of the Administrative Office of Permits at MinAmb issued a letter to the CVG denying its request for the Permit. In May 2008, the Company filed a challenge to this denial. This challenge was denied by the Director General on May 30, 2008 and the Company was advised by the Director General to appeal directly to the Minister of MinAmb.

     On June 16, 2008, the Company filed an appeal (the “Appeal”) with the Minister of MinAmb. The Company has not received a response to this Appeal. In accordance with Venezuelan law, a decision should have been rendered within 90 business days of the appeal, that is by October 31, 2008. No decision was ever rendered. On April 21, 2009, the Workers Union of Crystallex de Venezuela C.A., as an interested party, filed before the Political Administrative Chamber of the Supreme Tribunal of Justice an action for annulment (recurso de nulidad) against MinAmb in view of the lack of response within the prescribed period provided in the Organic Law of Administrative Proceedings (LOPA).

     In August 2008, the Company, at the request of the Vice-Minister of MinAmb, filed a report that dealt with modifications to the project, which were accepted by the Vice-Minister. The Vice-Minister of MinAmb issued an official letter which indicated that the modifications complied with government guidelines on environmental and social matters. The letter further noted that the foregoing was relevant in the context of the decision to be made by the Ministry of MinAmb with respect to the Permit.

     On November 24, 2008, the Company delivered a letter to the Government of Venezuela notifying it of the existence of a dispute between the Company and Venezuela under the Treaty. Following delivery of the notification letter, the Treaty allows for a six month amicable period to settle disputes prior to submitting a dispute to arbitration. This six month amicable period lapsed at the end of May 2009, at which time the Company had the option of submitting its dispute to international arbitration under the terms of the Treaty. The Company chose not to submit its dispute to international arbitration at that time as it continued to seek a resolution of the notified dispute, including the possibility of securing a strategic joint-venture partner acceptable to the Venezuelan Government. During this period, the Company continued to remain in full compliance with the terms of the MOC. The Venezuelan Government ultimately failed to propose any resolution to the notified dispute.

     The Company has fully and continuously complied with all its obligations under the MOC and has advanced Las Cristinas to a “shovel ready” state while awaiting the issuance of the Permit from MinAmb. The latest confirmation of compliance with the MOC was received from the CVG in August 2010. Notwithstanding its compliance with the MOC, the fulfilment of all the requisite conditions for the grant of the Permit and assurances that the Permit would be granted, on February 3, 2011, the Company received a letter from the CVG which stated that the MOC has been “unilaterally terminated” by the CVG citing as the basis for the termination of the MOC, the Company’s lack of activity to progress the Las Cristinas Project for more than one year and “… for reasons of opportunity and convenience”. The Company believes that the rationale provided for the termination of the MOC is baseless and furthermore that the unilateral termination was conducted in a manner which, in itself, violates Venezuelan law.

     On February 16, 2011, the Company filed the Arbitration Request before ICSID against Venezuela pursuant to the Treaty. The arbitration has been commenced as a result of the failure of the Government of Venezuela to grant the Permit, despite’s fulfilment of all conditions established by Venezuela, and the arbitrary unilateral termination of the MOC. The claim is for breach of the Treaty’s protections against expropriation, unfair and inequitable treatment and discrimination. The Company is seeking the restitution by Venezuela of Crystallex’s investments, including the MOC, and the issuance of the Permit and compensation for interim losses suffered, or, alternatively full compensation for the value of its investment in an amount in excess of US$3.8 billion.

     As a precondition for initiating an arbitration under the Treaty, the Company notified Venezuela that it has waived its right to commence or continue any other proceedings in relation to the measures that are alleged to be in breach of the Treaty before the courts or tribunals of Venezuela or in a dispute settlement procedure of any kind, including the Appeal. The Company believes the CVG’s termination was unlawful and without merit. The Company notified the CVG that it will not appeal the CVG’s unilateral termination of the MOC, but rather will seek redress under the Treaty, as required pursuant to the terms of the Treaty.

     On March 9, 2011 the Arbitration Request was registered by the Secretary-General of ICSID. The next step in the arbitration process is the constitution of a Tribunal which will establish among other things the procedural calendar for the Arbitration. The Arbitration procedure allows for the Company’s filing of its written submission and accompanying evidence; a response from Venezuela and accompanying evidence; oral hearings and a written reasoned decision by the Tribunal which could be contested by either party. This process can last a number of years in the absence of a negotiated settlement with Venezuela.

     The Company’s current focus is the pursuit of the arbitration claim. At the same time, the Company is implementing its withdrawal from Las Cristinas and the handover of the property to the Government of Venezuela.

 WRITE DOWN OF THE CARRYING VALUE OF LAS CRISTINAS

     On December 31, 2009, the Company assessed the Las Cristinas Project for impairment based on the guidance in EIC 174 "Mining Exploration Costs", AcG11 "Enterprises in the Development Stage", and CICA Handbook Section 3063, “Impairment of Long-Lived Assets” and concluded that, despite its continued efforts to secure the Permit and pursue accretive transactions in respect of the Las Cristinas Project, a non-cash write-down of the carrying value should be recorded as at December 31, 2009 based on certain impairment triggers noted including, but not limited to, the permitting delays described in Note 1. The Company determined that, among other things, the uncertainty regarding the Permit had a significant impact on the estimated future net cash flows associated with the Las Cristinas Project and on recoverability of the carrying value of the asset. Accordingly, the Company recorded a non-cash write-down of $297.1 million as at December 31, 2009 relating to all mineral property costs, except the carrying value of the remaining mining equipment.

     The Company conducted similar impairment assessments as at the end of each quarter in 2010 and for similar reasons to those indicated above; the Company recorded additional non-cash write-downs totalling $12.5 million. In addition, the Company recorded a provision of $2.2 million against Venezuelan value-added taxes recoverable (“VAT”) from cumulative expenditures incurred on Las Cristinas. This provision was recorded as the VAT is only recoverable from future operations at Las Cristinas and cannot be transferred or assigned.

     As a result of the termination of the MOC, the Company also tested the mine equipment for recoverability at December 31, 2010. As a result, the Company recorded an impairment charge of $6.4 million related to its mining equipment. Fair value was determined based on a range of estimated future net cash flows expected to arise from the future sale of the mine equipment, on the basis that this represents management likely course of action.

     The Company’s main focus since receiving the MOC from CVG in September, 2002, was the development of Las Cristinas. The Company incurred costs such as interest on the Notes and general and administrative costs which have not been capitalized for accounting purposes. Accordingly, the write-downs relate only to the costs capitalized for accounting purposes and do not include the indirect costs which have been expensed by the Company in its pursuit of the development of Las Cristinas.

     These write-downs of the Las Cristinas Project are based on accounting principles only, and are thus without prejudice to the legal qualification that the Venezuelan measures may be given under Venezuelan or international law (including the Treaty).

STRATEGIC PARTNERSHIP DISCUSSIONS

On June 7, 2010 Crystallex announced a proposed transaction with China Railway Resources Group Co. Limited ("CRRC") to create a strategic partnership to develop Las Cristinas. CRRC is the resource subsidiary of China Railway Engineering Corporation ("CREC") which is the world’s largest contracting and engineering company and one of China’s largest state-owned companies with its majority shareholder being the People’s Republic of China. The proposed transaction was never completed.

CRRC previously provided Crystallex with a $2.5 million loan, repayable on demand. This loan was advanced to the Company as a component of developing the strategic relationship.

DISCONTINUED OPERATIONS

     Overview

     On October 1, 2008, the Revemin mill and related assets located in El Callao, Venezuela reverted by contract to the State of Venezuela as a result of the expiry of the operating agreement relating to the mill. At the same time, the Company ceased all mining operations at the Tomi and La Victoria mines which supplied ore to the Revemin mill. Subsequent to October 1, 2008, all mill operating employees at Revemin and some of the mining employees accepted offers of employment with Minerven, a Venezuelan state owned. The Company paid Minerven compensation for all severance costs relating to those employees whose employment was assumed by Minerven and has terminated most of the remaining mining employees. In December 2009, the Company transferred to Minerven the Tomi, La Victoria and Lo Increible 4C and 4D mining concessions which did not form part of the mill contract. The Company is currently revising its reclamation plans for certain previous mining and processing activities at El Callao and estimates that $3.5 million (undiscounted) may be incurred to remediate the affected areas. The Company maintains a small workforce to oversee reclamation activities.

     Mine Production

     The annual production and results of operations from the Tomi and La Victoria operations for each of the three years ended December 31, 2010 is set out below:

	2010	2009	2008

Mining revenues	$-	$-	$14,421
Expenses	(2,138)	(1,975)	(18,334)
Loss from operations	$(2,138)	$(1,975)	$(3,913)

Gold Production (ounces)
Tomi Open Pits	-	-	6,530
Tomi Underground	-	-	3,856
La Victoria	-	-	6,488
Purchased Material	-	-	1,011
Total gold production (ounces)	-	-	17,885
Gold sold (ounces)	-	-	19,677
Average realized gold price	-	-	$733
Average spot gold price	-	-	$897

DESCRIPTION OF SHARE CAPITAL AND RELATED INFORMATION

Authorized Capital

     The share capital of the Company consists of an unlimited number of common shares, an unlimited number of Class “A” preference shares and an unlimited number of Class “B” preference shares. As at December 31, 2010, there were 364,817,719 common shares, no Class “A” preference shares and no Class “B” preference shares issued and outstanding.

     The following is a summary of the material provisions attached to the common shares, the Class “A” preference shares and the Class “B” preference shares.

Common Shares

     Each common share entitles the holder to receive dividends if, as and when declared by the directors, to have one vote at all meetings of holders of common shares and to participate rateably in any distribution of the assets of the Company upon liquidation, dissolution or winding-up, subject to the prior rights of holders of shares ranking in priority to the common shares.

Class “A” Preference Shares and Class “B” Preference Shares

     The Class “A” preference shares and the Class “B” preference shares are issuable in series. Each series may consist of such number of shares and have such designation, rights, privileges, restrictions and conditions attached thereto as may be determined by the board of directors of the Company, subject to the provisions attached to the Class “A” preference shares as a class or the Class “B” preference shares as a class. The Class “A” preference shares and the Class “B” preference shares each rank ahead of the common shares with respect to the distribution of assets of the Company upon liquidation, dissolution or winding-up.

Shareholder Rights Plan

     A new shareholder rights plan (the “Rights Plan”) was adopted by the board of directors on June 22, 2006 replacing the original shareholder rights plan of the Company dated March 10, 1997 (the “Original Rights Plan”), which expired at the termination of the Company’s 2006 general and special meeting of shareholders held on the same date. The Rights Plan was confirmed at a special meeting of the Company’s shareholders held on October 30, 2006. The Rights Plan is subject to reconfirmation at every third annual meeting of shareholders until its expiry on June 22, 2016. If the shareholders do not reconfirm the Rights Plan, the Rights Plan will terminate and cease to be effective at that time. The Rights Plan was reconfirmed at the annual meeting of shareholders held on June 24, 2009.

     The Rights Plan is designed to ensure the fair treatment of shareholders in connection with any takeover bid for the Company and to provide the board of directors and shareholders with sufficient time to fully consider any unsolicited takeover bid. The Rights Plan also provides the board with time to pursue, if appropriate, other alternatives to maximize shareholder value in the event of a takeover bid.

     Pursuant to the Rights Plan, one right (a “Right”) is attached to each outstanding common share of the Company held by shareholders of record at the close of business on the record date. The Rights will separate from the common shares at the time (the “Separation Time”) which is the close of business on the eighth trading day (or such later day as determined by the board of directors of the Company) after the public announcement of the acquisition of, or intention to acquire, beneficial ownership of 20% of the common shares of the Company by any person other than in accordance with the terms of the Rights Plan.

     In order to constitute a Permitted Bid, an offer must be made in compliance with the Rights Plan and must be made to all shareholders (other than the offeror), must be open for at least 60 days and be accepted by shareholders holding more than 50% of the outstanding voting shares and, if so accepted, must be extended for a further period of ten business days.

     A copy of the Plan is available on the SEDAR website at www.sedar.com.

Price Range and Trading Volume of the Common Shares

     The common shares of the Company are listed on the Toronto Stock Exchange (the “TSX”) and the American Stock Exchange (the “AMEX”). The closing price range and the trading volume of the common shares for each of the months in 2010 are set forth in the following table.

	TSX			AMEX
	High	Low	Volume	High	Low	Volume
	(C$)	(C$)		(US$)	(US$)

January	0.40	0.27	6,765,200	0.40	0.25	10,838,400
February	0.36	0.30	3,442,800	0.35	0.25	8,061,900
March	0.35	0.30	7,400,000	0.35	0.29	12,552,600
April	0.49	0.32	8,033,800	0.49	0.31	14,936,100
May	0.81	0.39	9,044,900	0.63	0.40	28,629,600
June	0.82	0.40	67,156,700	0.77	0.33	54,558,600
July	0.47	0.39	17,890,000	0.46	0.37	11,530,100
August	0.46	0.36	11,989,600	0.45	0.34	11,529,500
September	0.45	0.37	14,360,700	0.43	0.36	13,177,500
October	0.39	0.31	9,769,300	0.39	0.28	17,328,400
November	0.37	0.30	6,010,700	0.37	0.29	10,839,700
December	0.34	0.29	3,918,900	0.34	0.29	10,662,200

Dividend Policy

     No dividends have been paid on the common shares of the Company. The Company does not currently have any intention to pay dividends on the common shares. Any decision to pay dividends on the common shares in the future will be made by the board of directors of the Company on the basis of the earnings, financial position and financing requirements of the Crystallex Group and other relevant factors.

Capitalization

     The following table sets forth the consolidated cash and cash equivalents, and capitalization of the Company as at December 31, 2010.

US$
(millions)
Cash and cash equivalents
Unrestricted	16.1
Total cash and cash equivalents	16.1

Debt
Demand Loan	2.5
Notes due December 23, 2011(1)	95.0
Total debt	97.5

Shareholders’ deficit
Common shares (authorized – unlimited; issued 294,817,719)(2)	588.7
Contributed surplus	40.6
Accumulated comprehensive income	12.0
Deficit	(701.9)
Total shareholders’ deficit	(60.6)
Total capitalization	53.0

Notes:

(1) See Note 10 to the Consolidated Financial Statements.
(2) See Note 11 to the Consolidated Financial Statements.

LEGAL MATTERS

Noteholders’ Action Dismissed with Costs

     In December 2008, the Company was served with a notice of application (the “Application”) by the trustee for the holders (the “Noteholders”) of the $100 million unsecured notes (the “Notes”). The trustee, on behalf of certain Noteholders sought, among other things, a declaration from the court that there had been a project change of control (a “Project Change of Control”) event, as defined in the First Supplemental Indenture made as of December 23, 2004, thereby requiring Crystallex to accelerate payment and purchase all of the Notes of each Noteholder who has so requested, together with accrued and unpaid interest to the date of purchase.

     A Project Change of Control is defined as the occurrence of any transaction as a result of which Crystallex ceases to beneficially own, directly or indirectly, at least a majority interest in the Las Cristinas Project.

     On December 16, 2009, the Ontario Superior Court of Justice dismissed all of the Noteholders’ claims against Crystallex and ordered the Noteholders to pay Crystallex its costs incurred with respect to the Application. In detailed reasons, the court held that Crystallex and its Board acted reasonably and in accordance with its obligations to all stakeholders including the Noteholders. The Noteholders appealed this decision which was heard in late April 2010.

     On May 9, 2010, the Court of Appeal for Ontario dismissed the Noteholders’ appeal and awarded costs to Crystallex.

     On May 11, 2010, the Company was served with a statement of claim by the trustee for the Noteholders seeking indemnification of costs.

     On June 16, 2010, the Company and the trustee agreed to a cost settlement to Crystallex of $0.8 million on account of Crystallex’s costs in defending the litigation. That payment was effected by netting against the July 15, 2010 semi-annual interest payment on the Notes. The Noteholders also signed a release against the Company and its directors at the same time.

     The Company has held preliminary discussions with various significant Noteholders regarding a possible restructuring of the Notes which mature in December 2011.

Proposed Class Action Dismissed

     The Company and certain officers and directors have been named as defendants in a putative securities fraud class action that commenced on December 8, 2008, in the United States District Court for the Southern District of New York. The plaintiffs in the lawsuit were described as investors who acquired the Company’s common stock during the period from March 27, 2006 to April 30, 2008, inclusive (the “Proposed Class Period”). The complaint alleged that the defendants made several statements during the Proposed Class Period about the Company’s Las Cristinas Project, and that the issuance of the required Venezuelan government Permit in connection with that project was imminent and guaranteed to be issued to the Company. The complaint asserted that the defendants did not have, during the Proposed Class Period, a reasonable expectation that the Company would receive the required Permit, and that on April 30, 2008, the Permit was, in fact, denied. The proposed class action sought compensatory damages plus costs and fees, alleging violations of Section 10(b) of the Securities Exchange Act of 1934 (the “Exchange Act”) and Rule 10b-5 promulgated thereunder by each of the defendants, and a violation of Section 20A of the Exchange Act by one of the individual defendants.

     On March 28, 2011, the court dismissed this lawsuit in its entirety and without prejudice. The court allowed the plaintiffs to file a second amended complaint if they have reason to do so in good faith within 21 days of the court order.

Claims by Former Employees

     The Company’s subsidiaries in Venezuela have been served with statements of claim from several former employees for additional severance and health related issues for an aggregate claim of approximately $1.1 million. The Company believes these claims are without merit and plans to vigorously defend against them. However, as the outcome of these claims cannot be determined at this time, the Company has made no provision for these contingencies in its consolidated financial statements as at December 31, 2010.

RISK FACTORS

     The business and operations of the Company and its affiliates are subject to risks. In addition to considering the other information in the Company’s 2010 Annual Information Form, which is available on SEDAR at www.sedar.com, an investor should carefully consider the following factors. Any of the following risks could have a material adverse effect on the Company, its business and future prospects.

International Arbitration Against Venezuela

     On February 16, 2011, the Company filed the Arbitration Request under the Additional Facility Rules of ICSID against Venezuela. The Arbitration Request was registered by the Secretary General of ICSID on March 9, 2011. The arbitration, pursuant to the Treaty, was commenced by the Company following the Venezuelan Government’s failure to propose any resolution to the dispute notified by the Company on November 24, 2008 and the subsequent unlawful termination on February 3, 2011 of the Las Cristinas MOC.

     The Company’s claim is for breach of the Treaty’s protections against expropriation, unfair and inequitable treatment and discrimination. The Company is seeking restitution by Venezuela of the Company’s investments, including the MOC, the issuance of the Permit to develop Las Cristinas and compensation for interim losses suffered, or alternatively full compensation for the value of its investment in excess of US$3.8 billion. The arbitration claim is the Company’s principal focus at this time as it has no other projects.

     The Company cannot provide assurances as to the outcome of the arbitration process, which can last a number of years and can be costly.

Political and Economic Uncertainty in Venezuela

     The Company’s international arbitration claim is against the Government of Venezuela. Should the Company be successful in winning an award of compensation to be paid by the Government of Venezuela the Company cannot provide any assurance that it would be able to collect an award of compensation which would materially adversely affect the Company.

     Should Crystallex obtain the restitution of the MOC and the grant of the Permit to allow development activities at Las Cristinas pursuant to an arbitral award, then the Company may face a number of political, economic and regulatory risks in Venezuela.

Additional Funding Requirements

     The Company will need to raise additional funds to service its debt (including paying interest on the Notes and repaying the demand loan), to pursue international arbitration and for general working capital. The Company is currently in the process of selling equipment held in storage and, if all the equipment is sold, the Company expects to receive sufficient proceeds to fund interest payments, litigation and general working capital. There are however, no assurances that the proceeds of equipment sales will be sufficient to cover these expenses and the timing of the receipt of sales proceeds is uncertain.

     The Company is in discussions with the Noteholders to restructure the Notes, including extending the maturity date beyond December 2011. If the Company is not successful in this initiative, then the Company will need to raise substantial additional funds to repay the Notes. Despite the financings that have been completed by the Company, the Company has limited access to financial resources as a direct result of the cancellation of the MOC and there is a risk that sufficient additional financing may not be available to the Company on acceptable terms, or at all, as a consequence of the Government of Venezuela’s conduct. Failure to obtain such additional financing could result in the Company defaulting on its debt repayments.

Current Global Financial Condition

     In 2008 and 2009, global financial conditions were subject to increased volatility and numerous financial institutions filed for bankruptcy or insolvency protection, or have been rescued by governmental authorities. Access to financing was negatively impacted by both sub-prime mortgages and the liquidity crisis affecting the asset-backed commercial paper market. There remains considerable uncertainty as to the strength and sustainability of the global economic recovery. Global economic and financial conditions may impact the ability of the Company to obtain loans, financing and other credit facilities in the future and, if obtained, on terms favourable to the Company. As a consequence, global financial conditions could adversely impact the Company’s financial status and share price.

Environmental Regulation and Liability

     The Company is no longer engaged in operating activities at its former properties near El Callao in Venezuela and has transferred ownership of the processing facility and El Callao mining concessions to the Government of Venezuela. The Company has environmental reclamation obligations related to its previous mining and processing operations on the El Callao concessions. The scope of the reclamation work required to be undertaken by the Company on the El Callao concessions has yet to be determined as the Government of Venezuela may continue with mining or other activities on the concessions.

     The reclamation activities are subject to laws and regulations controlling the environment. Environmental legislation may change and result in greater reclamation costs than the Company currently estimates.

     The Company does not maintain environmental liability insurance. The Company has adopted high standards of environmental compliance; however, failure with or unanticipated changes in Venezuela’s laws and regulations pertaining to the protection of the environment could adversely affect the Company.

Currency Fluctuations

     The Company’s functional and reporting currency is the U.S. dollar. A significant portion of the Company’s operating and capital expenditures are in Venezuelan BsF and Canadian dollar. Fluctuations in exchange rate between the U.S. dollar and both the BsF and Canadian dollar, either favourable or unfavourable, could have a material impact on the results of operations and financial position.

Operating Losses are Expected to Continue in the Near Future

     The Company expects that it will continue to incur losses, and there can be no assurance that the Company will become profitable in the near future.

Litigation

     The Company is defending against several statements of claim in Venezuela from former employees for additional severance and health issues brought against the Company. The Company believes that these actions are without merit and intends to defend vigorously against these actions. The Company cannot provide assurances as to the outcome of the actions, nor can the range of losses, if any, be estimated. Accordingly, no losses have been accrued. A negative outcome from any of these actions could result in a material loss to the Company.

Potential Dilution

     As at March 31, 2011, the Company had outstanding options to purchase 18,396,633 common shares of the Company and warrants to purchase 66,695,000 common shares of the Company (including 12,250,000 warrants that do not become effective until after the receipt of the Permit). The issue of common shares of the Company upon the exercise of the options and warrants will dilute the ownership interest of the Company’s current shareholders. The Company may also issue additional stock options and warrants or additional common shares from time to time in the future. If it does so, the ownership interest of the Company’s then current shareholders would be further diluted.

Common Share Price Volatility

     The market price of the common shares of the Company could fluctuate significantly based on a number of factors in addition to those listed in this document, including:

  the Company’s operating performance and the performance of competitors and other similar companies;
  the public’s reaction to the Company’s press releases, other public announcements and the Company’s filings with the various securities regulatory authorities;
  changes in earnings estimates or recommendations by research analysts who track the common shares or the shares of other companies in the resource sector;
  changes in general economic conditions;
  the arrival or departure of key personnel;
  significant global economic events;
  acquisitions, strategic alliances or joint ventures involving the Company or its competitors; and
  outcomes of litigation.

     In addition, the market price of the common shares of the Company are affected by many variables not directly related to the Company’s success and are, therefore, not within the Company’s control, including other developments that affect the market for all resource sector shares, the breadth of the public market for the common shares and the attractiveness of alternative investments. The effect of these and other factors on the market price of common shares on the exchanges on which the Company trades has historically made the Company’s share price volatile and suggests that the Company’s share price will continue to be volatile in the future.

Dependence on Key Employees

     The Company’s business is dependent on retaining the services of a small number of key management personnel and directors, in particular those who possess important historical knowledge of Las Cristinas relevant to the arbitration claim. The loss of key personnel and/or directors could have a material adverse effect on future operations of the Company.

Credit and Market Risks

     The Company may enter into financial agreements (financial instruments) with major international banks, other international financial institutions and other accredited third parties in order to manage underlying revenue and future cash flow exposures arising from commodity prices. Financial instruments, which subject the Company to market risk and concentrations of credit risk, consist primarily of cash and accounts receivable.

     Market risk is the risk that the value of a financial instrument might be adversely affected by a change in interest rates or currency exchange rates. The Company manages the market risk associated with commodity prices by establishing and monitoring parameters that limit the types and degree of market risk that may be undertaken.

     Credit risk is the risk that counterparty might fail to fulfil its performance obligations under the terms of a contract. The Company has concentrations of credit risk with respect to accounts receivable, as the accounts receivable are due from the Venezuelan Tax Department.

Enforcement by Investors of Civil Liabilities

     The enforcement by investors of civil liabilities under United States federal securities laws may be adversely affected by the fact that the Company is organized under the laws of Canada, that most of its officers and directors are residents of Canada, and that a substantial portion of the Company’s assets and the assets of a majority of the Company’s directors and officers named in this 2010 Annual Information Form are located outside the United States. Furthermore, it may not be possible to enforce against the Company or its directors or officers, judgments contained in U.S. courts. The Company believes that a monetary judgment of a Canadian court predicated solely on the Canadian civil liability regime would likely be enforceable in the U.S. if the Canadian court in which the judgment was obtained had a basis for jurisdiction in the matter that was recognized by a U.S. court for such purposes, but this area of the law is not free from doubt and there is a risk that such a judgment will not be enforceable.

No Payment of Cash Dividends in the Near Future

     The Company intends to retain cash to finance its arbitration claim, to service debt and for working capital, including pursuing other business opportunities. The Company does not intend to declare or pay cash dividends in the near future, nor has it done so since its inception. In the event that the Company decides to declare and pay cash dividends in the future, such a decision will be made entirely in the discretion of the board of directors and shall be dependent on factors such as earnings, capital requirements, future business opportunities, financing agreements and market conditions for the Company’s shares and the underlying commodities markets.

Compliance with Sarbanes-Oxley Act of 2002

     Passed by the U.S. Congress on July 30, 2002, the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley”) requires companies to, among other things, have management provide a report on the Company’s internal control over financial reporting. The Company has complied with this particular aspect of Sarbanes-Oxley for its fiscal year ended December 31, 2010. Management’s evaluation of, and report on, the Company’s internal control over financial reporting is set out in the Company's Management Discussion and Analysis under the section Disclosure Controls and Internal Control over Financial Reporting. Based on this evaluation, the Chief Executive Officer and Chief Financial Officer concluded that the Company’s disclosure controls and procedures were not effective and the Company has described the plans to remediate the material weaknesses described therein.

     To remediate the material weaknesses in the Company’s internal control over financial reporting, Management is designing additional controls to specifically augment those controls relating to information and communication. Management is redesigning the existing authority structure or framework, which specifies the thresholds for those acting on behalf of the Company in approving transactions relating to engineering, procurement and construction management transactions to include all transactions.

     There can be no assurance that the Company will be able to adequately remediate its currently known weaknesses or that the Corporation’s internal controls over financial reporting will be free of material weaknesses in future periods, which could cause the market price of the Company’s common shares to decline and could lead to shareholder litigation. In addition, the discovery of additional material weaknesses may result in the Company having to incur costs to fix the internal controls for financial reporting as well as costs to remediate any financial inaccuracies.

DIRECTORS AND SENIOR OFFICERS

     The following table sets forth, for each of the directors and senior officers of the Company, the name, municipality of residence, office, principal occupation and, if a director, the date on which the person became a director. Each director is elected to serve until the Company’s next annual meeting of shareholders.

Name and				Expiry of
Municipality of Residence	Office	Principal Occupation	Director Since	Current Term(6)

Robert A. Fung (1)(3) (4)(10) Toronto, Ontario	Director, Chairman of the Board, Chief Executive Officer	Chief Executive Officer of Crystallex International Company and an Employee of Macquarie Capital Markets Canada Ltd. (formerly Orion Securities, Inc.) (investment bank)	December 3, 1996	June 22, 2011

Gordon M. Thompson (3)(5) (11) Toronto, Ontario	Director	Director of Various Companies	February 1, 2007	June 22, 2011

Michael J.H. Brown (1)(4)(5) Toronto, Ontario	Director	Principal, Capital Markets Advisory (a financial and capital markets advisory firm)	October 10, 2002	June 22, 2011

C. William Longden (2)(4) Toronto, Ontario	Director	Vice Chairman, MMM Group Limited (an engineering project management Company)	July 25, 2000	June 22, 2011

Harry J. Near (2)(3)(5) Ottawa, Ontario	Director	President, Near Consultants & Associates; Principal, The Earnscliffe Strategy Group (political advisory firm)	May 5, 1997	June 22, 2011

Name and				Expiry of
Municipality of Residence	Office	Principal Occupation	Director Since	Current Term(6)
Marc J. Oppenheimer (1)(2)(4) Leonia, New Jersey	Director	President, Octagon Associates Inc.	February 20, 1995	June 22, 2011

Johan C. van’t Hof (1)(2) Toronto, Ontario	Director	President, Tonbridge Power Inc. (an electricity transmission developer and owner)	March 12, 2004	June 22, 2011

Armando F. Zullo (3)(5) Vancouver, British Columbia	Director	President, A.F. Zullo & Company Ltd. (equipment supplier)	December 3, 1996	June 22, 2011

Hemdat Sawh(7) Oakville, Ontario	Chief Financial Officer	Chief Financial Officer, Crystallex International Company	–	–

Robert Crombie(8) Toronto, Ontario	President	President, Crystallex International Company	–	–

Richard Marshall Alpharetta, Georgia	Vice President, Investor Relations	Vice President, Investor Relations, Crystallex International Company	–	–

William A. Faust(9) Albuquerque, New Mexico	Senior Vice President and Chief Operating Officer	Senior Vice-President and Chief Operating Officer, Crystallex International Company	–	–

________________
Notes:

(1)

Member of the Finance and Risk Management Committee. The role of the Finance and Risk Management Committee is to assist the board of directors in fulfilling its responsibilities with respect to financial matters (including short- and long-term financings, issuances of shares, foreign currency, hedging and derivatives transactions, capital expenditures and long-term commitments and policies and guidelines for the investment of cash) and its oversight responsibilities with respect to non-financial risk management systems. A copy of the charter of the Finance and Risk Management Committee may be viewed on the Company’s website at www.crystallex.com.

(2)	Member of the Audit Committee. See “Audit Committee” below.

(3)

Member of the Nominating and Governance Committee. The role of the Nominating and Governance Committee is to assist the board of directors in fulfilling its responsibilities with respect to the composition and operation of the board of directors and committees of the board and corporate governance standards and practices. A copy of the charter of the Corporate Governance Committee may be viewed on the Company’s website at www.crystallex.com.

(4)

Member of the Environment, Health and Safety and Operations Committee. The role of the Environment, Health and Safety and Operations Committee is to assist the board of directors with respect to environment, health and safety matters arising out of the activities of the Company and to oversee the Company’s operations. A copy of the charter of the Environment, Health and Safety and Operations Committee may be viewed on the Company’s website at www.crystallex.com.

(5)

Member of the Compensation Committee. The role of the Compensation Committee is to assist the board of directors in fulfilling its responsibilities with respect to the compensation of directors, the recruitment and compensation of the Chief Executive Officer and other officers of the Company, executive compensation disclosure and oversight of the compensation structure and benefit programs of the Company. A copy of the charter of the Nominating and Compensation Committee may be viewed on the Company’s website at www.crystallex.com.

(6)	Proposed date for the Company’s next annual meeting of shareholders.

(7)	Appointed as Chief Financial Officer of the Company effective May 15, 2007.

(8)	Appointed President, effective June 3, 2008

(9)	Appointed Chief Operating Officer and Senior Vice-President effective April 16, 2007.

(10)	Appointed Chief Executive Officer June 3. 2008.

(11)	Resigned as President and Chief Executive Officer June 3, 2008.

     All of the directors and senior officers of the Company have held the principal occupations identified above with the same or associated companies or organizations for not less than five years, except for Mr. Thompson who was Senior Vice President, Corporate Development of NCE Resources Group from 2001 to 2003 and Senior Vice President, Corporate Development of Sentry Select Capital Corp. from 2004 to 2006; Mr. Oppenheimer who was Chief Operating Officer, Chief Financial Officer and Treasurer of IDT Company from August 2007 to April 2008; President of Octagon Associates from July 2006 to present; Executive Vice President of Kenmar Global Investment Management, Inc. and a Managing Director of Kenmar Nihon Venture Capital LLC from May 2004 to July 2006; and Vice-Chairman of the Company from September 2003 to May 2004 and the President and Chief Executive Officer of the Company prior to September 2003; Mr. van’t Hof who was the Chief Operating Officer of Carter Group Inc. (an automobile parts manufacturer) from July 2001 until May 2003 and was a partner and managing director with PricewaterhouseCoopers LLP prior to January 2001; Mr. Sawh who was Chief Financial Officer of Goldbelt Resources Ltd. from October 2005 to May 2007; and Mr. Faust who served as Vice President Operations for Nevada Pacific Gold Ltd. from 2004 to 2007, President of Pan American Silver from 2003 to 2004; Vice President, Operations of Corner Bay Silver Inc. from 2001 to 2003 and Vice President Operations of Eldorado Gold Company from 1997 to 2001.

     Other than as described below, no director or senior officer of the Company has, within ten years prior to the date of this Annual Information Form:

  been a director or officer of any reporting issuer that, while that individual was acting in that capacity, was the subject of a cease trade or similar order or an order that denied the reporting issues access to any statutory exemption for a period of more than 30 consecutive days or was declared bankrupt or made a voluntary assignment in bankruptcy, made a proposal under any legislation relating to bankruptcy or been subject to or instituted any proceedings, arrangement or compromise with creditors or had a receiver, receiver-manager or trustee appointed to hold the assets of that individual;

  been subject to any penalties or sanctions imposed by a court or securities regulatory authority relating to trading in securities, promotion or management of a publicly traded issuer or theft or fraud; or

  become bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency or been subject to or instituted any proceedings, arrangement or compromise with creditors or had a receiver, receiver manager or trustee appointed to hold the assets of that individual.

     In connection with a proposal with certain creditors which was filed on February 29, 2008, Mr. Fung reached a settlement with these creditors on March 12, 2009.

     The directors and executive officers of the Company, and their associates and affiliates, as a group, beneficially own, directly or indirectly, 1,436,716 common shares of the Company or approximately 0.4% of the outstanding common shares of the Company.

AUDIT COMMITTEE MATTERS

     The board of directors of the Company has established the Audit Committee to assist the board in fulfilling its corporate governance and oversight responsibilities with respect to accounting and financial reporting processes, internal financial control structure, financial risk management systems and external audit function.

     Composition

     The Audit Committee is composed of Johan C. van’t Hof (Chair), C. William Longden, and Harry J. Near, each of whom is independent (as determined by the Board in accordance with the Policy on Independence of Directors of the Company, attached hereto as Schedule “F”) and financially literate (i.e., has the ability to read and understand a set of financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the breadth and complexity of accounting issues that can reasonably be expected to be raised by the financial statements of the Company) within the meaning of applicable Canadian and U.S. securities laws.

     Mr. van’t Hof was a partner and managing director with PricewaterhouseCoopers LLP, between 1991 and 2001 and is financially sophisticated (i.e., has past employment experience in finance and accounting both as a chartered accountant and as a regular lecturer to members of the accounting profession on matters of audit and finance) within the meaning of applicable U.S. securities laws.

     On December 31, 2010, Marc J. Oppenheimer was not “independent” within the meaning of applicable securities regulations and the listing standards of the TSX and NYSE Amex and on January 25, 2011, Mr. Oppenheimer ceased to be a member of the Audit Committee. Mr. Oppenheimer remains a member of the Board of Directors of the Company.

     Charter

     The composition, responsibilities and authority of the Audit Committee are set out in its charter. The terms of the charter are attached and set out in Schedule “E.”

     A copy of the charter of the Finance and Risk Management Committee may be viewed on the Company’s website at www.crystallex.com.

     Policy on the Provision of Services by External Auditors

     The Audit Committee reviews all requests for proposed and audit or permitted non-audit services to be provided by the Company’s external auditor under the Policy on Provision of Services by External Auditors developed by the Audit Committee. Under this Policy, the Audit Committee annually reviews and pre-approves recurring audit and non-audit services that are identifiable for the coming year. This Policy requires that the Audit Committee approve any audit or non-audit services that are proposed during the year.

     Copies of the Company’s Policy on the Provision of Services by External Auditors and the Compnay’s Code of Business Conduct and Ethics may be viewed on the Company’s website at www.crystallex.com.

     External Auditor’s Service Fees

     The Company’s shareholders appointed PricewaterhouseCoopers LLP, Chartered Accountants as successor auditors of the Company in place of Deloitte & Touche LLP, Chartered Accountants, at the Annual General Meeting of the Company held on June 28, 2007. PricewaterhouseCoopers LLP, Chartered Accountants were reappointed as auditors of the Company for fiscal 2010 at the Annual General Meeting of the Company held on June 23, 2010.

     The table below sets out the fees billed by PricewaterhouseCoopers LLP for each of last two years in respect of the services noted below.

	Year -ended December 31 (US$)
	2010	2009
Audit fees(1)	$868,797	$817,710
Audit-related fees(2)	9,657	24,642
Tax fees(3)	-	-
All other fees	-	-
	$878,484	$842,352

Notes:

(1)	Fees for audit services include fees associated with annual audit, the reviews of the Company’s quarterly reports, statutory audits for regulatory filing requirements and review of prospectus.

(2)	Fees for consultation concerning accounting and reporting standards.

(3)	Fees for tax services include tax compliance, tax planning and tax advice services.

CORPORATE GOVERNANCE STATEMENT

     The Company’s Corporate Governance Statement (together with the documents referred to in the Corporate Governance Statement) may be viewed on the Company’s website at www.crystallex.com.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for the common shares of the Company is CIBC Mellon Trust Company at its principal office in Toronto, Ontario. The trustee for the Noteholders is Computershare Trust Company of Canada at its principal office in Toronto, Ontario.

MATERIAL CONTRACTS

     Neither the Company nor any of its subsidiaries has entered into any material contract within the two years before the date of this Annual Information Form.

INTEREST OF EXPERTS

     MDA and SNC-Lavalin have been involved in the preparation of certain technical reports, which are incorporated by reference in this Annual Information Form. The foregoing experts have advised the Company that they do not own any common shares or other property of the Crystallex Group.

     PricewaterhouseCoopers LLP is the independent auditor of the Company and is independent within the meaning of the Rules of Professional Conduct of the Institute of Chartered Accountants of Ontario.

ADDITIONAL INFORMATION

     Additional information with respect to the Crystallex Group may be found at the SEDAR website at www.sedar.com.

     Additional information including directors and officers’ remuneration and indebtedness, principal holders of the Company’s securities and securities authorized for issuance under equity compensation plans, where applicable, is or will be contained in the management information circular for use at the next annual meeting of shareholders of the Company (currently scheduled for June 22, 2011).

     Additional financial information is provided in the Consolidated Financial Statements and Management’s Discussion and Analysis, copies of which are attached to this Annual Information Form as Schedule “A” and Schedule “B,” respectively.

     SCHEDULE “A”
CONSOLIDATED FINANCIAL STATEMENTS

SCHEDULE “B”
MANAGEMENT’S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

SCHEDULE “C”
GLOSSARY OF DEFINED TERMS AND TECHNICAL MINING TERMS AND ABBREVIATIONS

Defined Terms

20,000 TPD Feasibility Study

The feasibility study completed by SNC-Lavalin and other independent consultants (including MDA) in September 2003 with respect to the development of the Las Cristinas project and the construction and operation of a mining and processing facility at a production rate of 20,000 tonnes of ore per day. See “Las Cristinas Project.”

2005 Development Plan	The study completed by SNC-Lavalin and other independent consultants (including MDA) in August 2005 updating the 20,000 TPD Feasibility Study. See “Las Cristinas Project.”

Consolidated Financial Statements

The audited consolidated balance sheets of the Company as at December 31, 2007 and 2006, and consolidated statements of operations, cash flows and shareholders equity of the Company for each of the years in the three year period ended December 31, 2007, including the notes thereto and the auditors report thereon. A copy of the Consolidated Financial Statements is attached to this Annual Information Form as Schedule “A”.

Company	Crystallex International Company.

Crystallex Group	The Company and its subsidiaries.

CVG	Corporacíon Venezolana de Guayana.

EIS	Environmental Impact Study.

Las Cristinas Deposits	The four areas referred to as Las Cristinas 4, 5, 6, and 7. See “Las Cristinas Project – Location and Property Description.”

Management’s Discussion and Analysis

Management’s Discussion and Analysis of Financial Condition and Results of Operations of the Company for the year ended December 31, 2006. A copy of Management’s Discussion and Analysis is attached to this Annual Information Form as Schedule “B.”

MinAmb	The Ministry of the Environment and Natural Resources.

MDA	Mine Development Associates. See “Las Cristinas Project.”

2007 Technical Report Update	The 2007 Technical Report Update dated November 7, 2007, prepared by MDA and SNC-Lavalin with respect to the Las Cristinas project. See “Las Cristinas Project.”

MIBAM	The Ministry of Basic Industries and Mining (formerly, the Ministry of Energy and Mines).

Mine Operating Contract

The Mine Operating Contract between the CVG and the Company dated September 17, 2002, with respect to the Las Cristinas Project. See “Las Cristinas Project – Mine Operating Contract.” A copy of the Mine Operating Contract is attached to this Annual Information Form as Schedule “D”.

NI 43-101	National Instrument 43-101 (Standards of Disclosure for Mineral Projects) of the Canadian Securities Administrators.

Qualified Person

A person who: is an engineer or geoscientist with at least five years of experience in mineral exploration, mine development or operation or mineral project assessment or any combination of these; has experience relevant to the subject matter of the mineral project and the technical report; and is a member in good standing of a professional association.

SNC-Lavalin	SNC-Lavalin Inc. See “Las Cristinas Project.”

VAT	Value Added Tax.

Technical Mining Terms

Alluvial	Relating to deposits made by flowing water, washed away from one place and deposited in another.

Assay	An analysis to determine the presence, absence or concentration of one or more chemical components.

ball mill	A large steel cylinder containing steel balls into which crushed ore is fed. The ball mill is rotated, causing the balls to cascade and grind the ore.

Breccia	Rock consisting of fragments, more or less angular, in a matrix of finer-grained material or cementing material.

carbon-in-leach (CIL)

A recovery process in which a slurry of gold ore, carbon granules and cyanide are mixed together. The cyanide dissolves the gold, which is then adsorbed by the carbon. The loaded carbon is subsequently separated from the slurry and the gold removed from the carbon.

Cathode	A rectangular plate of metal produced by electrolytic refining. A cathode is typically the finished product of the copper refining process.

Chalcopyrite	A copper mineral, the composition of which is copper iron sulphide.

Concentrate

A metal rich product from a mineral separation process such as flotation, from which most of the waste material in the ore has been separated. The metals are “concentrated” from the ore and the remainder discarded as tailings.

cut-off grade	The minimum metal grade of which a tonne of rock can be processed on an economic basis.

Deposit

A mineralized body which has been physically delineated by sufficient drilling, trenching, and/or underground work and found to contain a sufficient average grade of metal or metals to warrant further exploration and/or development expenditures. A deposit does not qualify as a commercially mineable ore body or as containing mineral reserves, until final legal, technical and economic factors have been resolved.

Development	The preparation of a known commercially mineable deposit for mining.

diamond drill

A type of rotary drill in which the cutting is done by abrasion rather than percussion. The cutting bit is set with diamonds and is attached to the end of long hollow rods through which water is pumped to the cutting face. The drill cuts a core of rock, which is recovered in long cylindrical sections, an inch or more in diameter.

Dissemination	A scattered distribution of generally fine-grained, metal-bearing minerals throughout a rock body.

Dyke

A tabular intrusion, meaning it is sheet or slab-like, that cuts across or through the host rocks. Dykes vary from a few centimetres to many tens of metres in thickness and may extend for several kilometres.

Extraction	Removal of ore or waste from the ground.

Fault	A geological term that refers to a fracture or zone of fractures in the earth’s crust along which the rock units on each side of the fracture have moved relative to one another.

feasibility study

A comprehensive study of a deposit in which all geological, engineering, operating, economic and other relevant factors are considered in sufficient detail such that the study could reasonably serve as the basis for a final decision by a financial institution to finance the development of the deposit for mineral production.

Flotation

A milling process by which some mineral particles are induced to become attached to bubbles of froth and float, and others to sink, so that the valuable minerals are concentrated and separated from the remaining rock or mineral material.

Geophysics	The study of the earth by quantitative physical methods.

gold doré	A bar of gold which contains impurities in excess of 2% and which will be further refined to almost pure metal.

Grade	The concentration or quality of an ore or metal content.

Hectare	A square of 100 m on each side, or 2.471 acres.

Host	The body of rock in which mineralization of economic interest occurs.

Intrusive

A body of igneous rock formed by magma penetrating or intruding into or between other rocks but solidifying before reaching the surface; in contrast to lavas or tuffs which are extruded upon the surface.

Mill	A plant where ore is ground fine and undergoes physical or chemical treatment to extract the valuable metals.

Mine	An excavation in the earth for the purpose of extracting minerals. The excavation may be an open-pit on the surface or underground workings.

mineral reserve

Mineral Reserve (As defined in NI 43-101): The economically mineable part of a Measured Mineral Resource or Indicated Mineral Resource demonstrated by at least a preliminary feasibility study (which must include adequate information on mining, processing, metallurgical, economic and other relevant factors that demonstrate, at the time of reporting, that economic extraction can be justified). A Mineral Reserve includes diluting materials and allowances for losses that may occur when material is mined.

Proven Mineral Reserve: The economically mineable part of a Measured Mineral Resource demonstrated by at least preliminary feasibility study.

Probable Mineral Reserve: The economically mineable part of an Indicated and, in some circumstances, a Measured Mineral Resource, demonstrated by at least a preliminary feasibility study.

mineral resource	Mineral Resource (As defined in NI 43-101): A concentration or occurrence of natural, solid, inorganic or fossilized organic material in or on the earth’s crust in such form and quantity and of such a grade or quality that it has reasonable prospects for economic extraction. The location, quantity, grade, geological characteristics and continuity of a Mineral Resource are known, estimated or interpreted from specific geological evidence and knowledge.

Measured Mineral Resource: That part of a Mineral Resource for which quantity, grade or quality, densities, shape, physical characteristics are so well established that they can be estimated with confidence sufficient to allow the appropriate application of technical and economic parameters, to support production planning and evaluation of the economic viability of the deposit. The estimate is based on detailed and reliable exploration, sampling and testing information gathered through appropriate techniques from locations such as outcrops, trenches, pits, workings and drill holes that are spaced closely enough to confirm both geological and grade continuity.

Indicated Mineral Resource: That part of a Mineral Resource for which quantity, grade or quality, densities, shape and physical characteristics, can be estimated with a level of confidence sufficient to allow the appropriate application of technical and economic parameters to support mine planning and evaluation of the economic viability of the deposit. The estimate is based on detailed and reliable exploration and testing information gathered through appropriate techniques from locations such as outcrops, trenches, pits, workings and drill holes that are spaced closely enough for geological and grade continuity to be reasonably assumed.

Inferred Mineral Resource: That part of a Mineral Resource for which quantity and grade or quality can be estimated on the basis of geological evidence and limited sampling and reasonably assumed, but not verified, geological and grade continuity. The estimate is based on limited information and sampling gathered through appropriate techniques from locations such as outcrops, trenches, pits, workings and drill holes.

Mineralization	The natural process by which sometimes valuable minerals are aggregated, resulting in a potential ore deposit.

Ore	A natural aggregate of one or more minerals which, at a specified time and place, may be mined and sold at a profit, or from which some part may be profitably separated.

Oxidation	A chemical reaction caused by exposure to oxygen that results in a change in the chemical composition of a mineral.

Oxide	An adjective applied to a rock, mineral resource or mineral reserve indicating that it has been subjected to oxidation through weathering and exposure to the surface elements or ground water.

Plunge	The vertical angle between a horizontal plane and the line of maximum elongation of an orebody.

Pulp	A mixture of ground ore and water capable of flowing through suitably graded channels as a fluid.

pyrite	A mineral, the composition of which is iron sulphide.

Quartz	A mineral composed of silicon dioxide.

reclamation	The process by which lands disturbed as a result of mining activity are brought back to beneficial land use. Reclamation activity includes the removal of buildings, equipment, machinery and other physical remnants of mining, closure of tailings impoundments, leach pads and other mine features and contouring, covering and revegetation of waste rock piles and other disturbed areas.

recovery	A term used in process metallurgy to indicate the proportion of valuable material obtained in the processing of an ore. It is generally stated as a percentage of valuable metal in the ore that is recovered compared to the total valuable metal present in the ore.

recovery rate	The percentage of a particular metal contained in ore that is recovered during processing.

refining	The final stage of metal production in which impurities are removed from the molten metal.

sample	Small amount of material that is supposed to be typical or representative of the object being sampled.

sedimentary	A rock formed from cemented or compacted sediments deposited in horizontal strata.

sediments	The debris resulting from the weathering and break-up of pre-existing rocks.

smelter	A plant where concentrates are processed into an upgraded product.

smelting	A pyro-metallurgical operation in which metal is separated from impurities by a process that includes fusion.

strike	A geological term that refers to the compass direction on a map that layered rock units or faults run.

stripping ratio	The ratio of waste removed to ore processed.

sulphides	Minerals that are compounds of sulphur together with one or more other elements (such as iron, copper, lead, zinc and arsenic).

tailings	The material that remains after all metals considered economic have been removed from ore during milling.

tuff	A finer grained pyroclastic rock made up mostly of volcanic ash.

vein	An epigenetic mineral filling of a fault or other fracture, in tabular or sheet-like form, often with associated replacement of the host rock.

waste	Barren rock in a mine, or mineralized material that is too low in grade to be mined and milled at a profit.

Abbreviations

g/t	Grams per tonne.
m	Metre.
oz	Ounce(s).
t	Tonnes.

ton	A dry short ton (2,000 pounds).
tonne	A metric ton (1,000 kilograms or 2,204.62 pounds).
tpa	Tonnes per annum.

Metric/Imperial Conversion Table

     The following table sets out the imperial equivalents of the metric units of measurement used in this Annual Information Form:

Metric Unit	Imperial Equivalent

Gram	0.03215 troy ounces
Hectare .	2.4711 acres
Kilogram .	2.20462 pounds
Kilometre	0.62139 miles
Metre .	3.2808 feet
Tonne .	1.1023 short tons

SCHEDULE “D”
MINE OPERATION AGREEMENT AND RELATED DOCUMENTS

MINE OPERATION AGREEMENT

The undersigned, MARIELA CÉSPEDES MORENO, a Venezuelan, a single, of lega1 age, domiciled in Caracas, bearer of Identity Card No. 6.560.009, a Public Interpreter of the Republic of Venezuela in the English language, as evidenced from title published in the Official Gazette of the Bolivarian Republic of Venezuela No. 37.119 dated January 15, 2001, recorded at the Main Office of Public Registry of the Federal District on September 23, 1999, under No. 80, onto page 80, Volume 17° and subsequently registered in the Second Court of First Instance in Civil, Mercantile and Transit Matters of the Judicial Circumscription of the Metropolitan Area of Caracas on October 18, 2000, hereby CERTIFIES: That the attached document written in Spanish, which has been presented to her for its translation, textually reads in English as follows:

“MINISTRY OF THE INTERIOR AND JUSTICE
BOLIVARIAN REPUBLIC OP VENEZUELA
General Department of Registries and Notary Public’s Offices

FOURTH NOTARY PUBLIC’S OFFICE OF PUERTO ORDAZ

Centro Comercial Cristal – 1 er piso – Locales 110 y 111
Telephone number: (0286) 962.40.57
Alta Vista – Puerto Ordaz – Estado Bolivar

Executing parties: Francisco José Rangel Gómez and Marc J. Oppenheimer. Volume 86.

CRISTINA 4, CRISTINA 5, CRISTINA 6 AND CRISTINA 7
MINING OPERATION CONTRACT

The CORPORACION VENEZOLANA DE GUAYANA, an Autonomous Institute created by Decree No. 430, dated December 29, 1960, published in Official Gazette of the Republic of Venezuela No. 26.445 dated December 30, 1960, amended by Decree No. 1.531, dated November 1, 2001, published in Official Gazette of the Bolivarian Republic of Venezuela No. 5-553, dated November 12, 2001, which has the prerogatives and privileges granted by the Law of the Republic and is exempt from payment of all taxes, duties and contributions, as determined by Articles 24 and 25 of said Decree-Law, represented in this act by its President, FRANCISCO JOSE RANGEL GOMEZ, a Venezuelan, legally competent, bearer of Identity Card No. 2.520.281, of this domicile, the designation of whom is evidenced from Decree No. 1.034 dated October 10, 2000, published in Official Gazette of the Bolivarian Republic of Venezuela No. 37.054, dated October 10 2000, hereinafter and for the purpose hereof referred to as THE CORPORATION, in compliance with what was approved in the Board of Directors, as per Resolution No. 8.700 and Resolution DIR-No. 8.705 dated September 2, 2002 and September 16, 2002, respectively on the one hand; and on the other, CRYSTALLEX INTERNATIONAL CORPORATION, a company domiciled in the Province of British Columbia of Canada, the duration of which was extended under the Commercial Corporation Law of Canada, as Corporation No. 345631-5, through Certificate dated January 23, 1998, represented in this act by its President, MARC J. OPPENHEIMER, a citizen of the United States of America, bearer of Passport No. 152092004, duly authorized for this act as per Resolution of the Board of Directors dated September 16, 2002, hereinafter referred to as CRYSTALLEX, each of them individually referred to as the ‘Party’ or collectively as the ‘Parties’, have agreed to enter into, as they hereby do, this mining operation contract for Las Christinas 4, 5, 6, and 7, which is based on the following:

WHEREAS

1.- The CORPORACION VENEZOLANA DE GUAYANA is an Autonomous Institute with its own legal capacity and a patrimony separate from and independent of that of the Republic and which is ascribed to the Ministry of the Secretary’s Office of the Presidency. The purpose of the CORPORACION VENEZOLANA DE GUAYANA is to promote the balanced development of the Guayana Region, perform the exploration, prospecting, and exploitation works of the mines or deposits to that end granted by the Ministry of Energy and Mines.

2.- On May 16, 2002, the MINISTRY OF ENERGY AND MINES and the CORPORACION VENEZOLANA DE GUAYANA entered into a contract whereby the Ministry authorizes the Corporation to execute the works of exploitation, recovery and sale of the Gold mineral that is in the deposits located within the areas of the concessions called Cristina 4, Cristina 5, Cristina 6, Cristina 7, in the Sifontes Municipality of the State of Bolivar, called ‘PROYECTO LAS CRISTINAS 4, 5, 6 y 7’ and hereinafter referred to as the Project.

3.- The MINISTRY OF ENERGY AND MINES, through said Contract, authorized the CORPORACION VENEZOLANA DE GUAYANA to use the property committed to said concessions that was transferred to the Republic according to Resolution No. 035 dated March 6, 2002, published in the Official Gazette of the Bolivarian Republic of Venezuela No. 37.400, dated March 8, 2002.

4.- For purposes of the appropriate performance of said Contract, the CORPORACION VENEZOLANA DE GUAYANA may enter into DESIGN, CONSTRUCTION, AND OPERATION contracts WITH THIRD PARTIES, after informing the Ministry of Energy and Mines in writing.

5.- Prior to commencing the operative activities of the project, all of the corresponding environmental permits must have been obtained and complied with.

CLAUSE FIRST
INTERPRETATION

1.1 Definitions. In this Contract, unless otherwise expressly established, the following words and phrases shall have the meaning established below:

‘Contract’ means this mining operation contract and its Exhibits and written amendments made by the Parties.

‘Effective Date’ means the date of execution of this Contract by the parties before a Notary Public.

‘Material Breach’ means any act or omission of any of the Parties that causes an essential damage to: (i) the business, the result of the operation, or the financial conditions of the other Party; (ii) the other Party’s ability to timely and fully perform its obligations herein prescribed, according to the terms herein established; (iii) the validity or legal effectiveness of the Contract or of the rights of the other Party.

‘Law of Mines’ means the Decree with the Status and Force of Law of Mines, published in Official Gazette No. 5.382, dated September 28, 1999, as well as its Regulations, decrees, resolutions and other applicable laws.

‘MEM’ means the Ministry of Energy and Mines.

‘Parties’, in the plural, means both parties executing this Contract, that is, the Corporación Venezolana de Guayana and CRYSTALLEX and, in the singular (Party), means each of them.

‘Environmental Permits’ means the Permit to Affect Resources for Exploitation of gold, copper, and other minerals granted by the Ministry of the Environment and Natural Resources, as well as any other environmental permit or authorization that may be required by said Ministry or any other competent authority or by the law for the performance of the activities in Las Cristinas.

‘Small Miners’ means groups of small miners organized and identified as: Nuevas Claritas, Siete estrellas, Los Rojas, and la Bolivariana, established in delimited areas within the Las Cristinas project.

‘Annual Production Plan’ refers to the document annually submitted by CRYSTALLEX to the consideration and approval of THE CORPORATION, the content of which comprises an estimate of the following points: - Investments, - production volume, - processing capacity, - operating costs, - logistics, - number of workers, - gold production, - gold price, - income for sales, and any other elements related to the project development and execution.

‘Monthly Gold Price’ means the average monthly gold price, which shall be calculated by dividing the sum of all ‘London Bullion Market Association P.M. BID Gold Fix prices’ (which fixes the closing price of said mineral per refined gold Troy ounce on that day) reported for the corresponding month by the number of days for which said prices were established.

‘Production’ refers to the quantity of gold mineral processed per day, expressed in tons per day (t/d).

‘Tenor’ means the content of gold in the gold material of the deposit, measured at the entry of the mill of the processing plant, expressed in grams per dry tons(gr/t).

CLAUSE SECOND
PURPOSE OF THE CONTRACT

2.1 THE CORPORATION, according to authorization issued by the MEM, through Contract dated May 16, 2002, authenticated before the Second Notary Public’s Office of Puerto Ordaz, Caroni Minicipality, State of Bolivar, recorded in the Authentication Books under No.08, Volume 82, dated June 13, 2002 and the First Notary Public’s Office of the Municipality of Barota of the State of Miranda, recorded under No. 28, Volume 40 of the Authentication Books, on June 19, 2002, hereinafter referred to as the CVG-MEM Contract, which is attached hereto and an indivisible part hereof, authorizes CRYSTALLEX, and the latter so accepts, to make all necessary investments and works to reactivate and execute in full the mining project of CRISTINA 4, CRISTINA 5, CRISTINA 6, and CRISTINA 7, design, construct the plant, operate the same and process the gold material for its subsequent commercialization and sale, and transfer the mine and its facilities to THE CORPORATION upon the end of the Contract , in accordance with the provision of Article 102 of the Law of Mines. The Las Cristinas 4, 5, 6, and 7 project is located in the Municipality of Sifontes of the State of Bolivar, in the Bolivarian Republic of Venezuela. Its location is described in the Plan attached hereto as Exhibit ‘A’, which has been signed by CRYSTALLEX and THE CORPORATION and is a part hereof. According to said plan, THE CORPORATION authorizes CRYSTALLEX to exploit and recover gold mineral present in the area of Las Cristinas 4, 5, 6, and 7, within the following boundaries that are defined in said Plan by a closed traverse line and by vertices expressed in U.T.M. coordinates (Universal Transversal de Mercator):

AREA CALLED CRISTINA 4. Total area one thousand hectares (1,000 Ha.).

POINT	NORTH (m)	EAST (m)
BOT – 1	683,208.00	666,284.00
BOT – 2	685,208.00	666,284.00
BOT – 3	685,208.00	671,284.00
BOT – 4	683,208.00	671,284.00

AREA CALLED CRISTINA 5. Total area nine hundred thirty-nine hectares and four ares (939.4 Ha.).

POINT	NORTH (m)	EAST (m)
BOT – 1	685,208.00	671,284.00
BOT – 2	685,208.00	668,340.00
BOT – 3	687,070.00	668,340.00
BOT – 4	687,070.00	673,340.00
BOT – 5	685,208.00	673,340.00

AREA CALLED CRISTINA 6. Total area nine hundred forty-four hectares and two ares(944.2 Ha.).

POINT	NORTH (m)	EAST (m)
BOT – 1	685,208.00	668,340.00
BOT – 2	685,208.00	663,340.00
BOT – 3	687,070.00	663,340.00
BOT – 4	687,070.00	668,340.00

AREA CALLED CRISTINA 7. Total area one thousand two hectares (1,002 Ha.).

POINT	NORTH (m)	EAST (m)
BOT – 1	687,070.00	663,340.00
BOT – 2	689,070.00	663,340.00
BOT – 3	689,070.00	668,340.00
BOT – 4	687,070.00	668,340.00

The works to be performed by CRYSTALLEX for the design, construction, start-up, and exploitation of the mine subject-matter of the ‘Las Cristinas 4, 5, 6, and 7’ Project comprise the geological-mining planning and the supply of all materials, labor, machinery, equipment, spare parts, and other resources materials or elements that are necessary for the development, exploitation, processing, commercialization and sale of the gold mineral present in said mine, according to the terms hereof.

2.2      FEASIBILITY STUDY

2.2.1  CRYSTALLEX binds itself to submit to THE CORPORATION the Technical, Economic, Financial Feasibility Study within a term not exceeding one (1) year as from the date of execution hereof, in order for it to be analyzed, considered and approved before commencement of the works. During said period, CRYSTALLEX must maintain a minimum of field activity allowing for the generation of jobs in the communities adjacent to the Project area.

2.2.2  The Feasibility Study must conform to the guidelines established in this contract and be for the benefit of both parties. The approval of said Feasibility Study must be evidenced in writing and shall be attached hereto as Exhibit ‘B’, which shall be an indivisible part hereof.

CLAUSE THIRD
INVESTMENT PROGRAM

CRYSTALLEX binds itself to make all necessary investments for the reactivation and execution of the ‘Las Cristinas 4, 5, 6, and 7’ mining Project, as estimated according to the Feasibility Study approved by THE CORPORATION. To that end, CRYSTALLEX must submit to THE CORPORATION, at the same time and as a part of the Feasibility Study referred to in the foregoing clause, a program and/or schedule of investment disbursement and performance, as well as the financing sources and their conditions. This investment program and/or schedule shall be approved and signed by CRYSTALLEX and THE CORPORATION in a document attached hereto as Exhibit ‘C’, which shall be an integral part hereof.

CLAUSE FOURTH
EXPLOITATION PLANS

1.- CRYSTALLEX must submit to THE CORPORATION the Exploitation Plans for the Life of the Project and the detailed Annual Exploitation Plans. The Exploitation Plan for the Life of the Project, as well as the annual plans, must be accepted in writing by THE CORPORATION for their implementation.

Said Investment Programs and the Exploitation Plans must contain the necessary technical information, at the request of THE CORPORATION which may request at any time additional information from CRYSTALLEX or may propose modifications or adjustments that it deems to be reasonably necessary.

2.- CRYSTALLEX must specify in said Plans the mineral excavation volumes and barren volumes, waste disposal, handling of effluents, environmental protection, industrial safety, and any other aspect that THE CORPORATION deems pertinent, which aspects shall be informed to CRYSTALLEX sufficiently in advance, depending on the technical characteristics of the information required.

CLAUSE FIFTH
PRODUCTION VOLUME

1.- CRYSTALLEX binds itself to put the ‘Las Cristinas 4, 5, 6, and 7’ mining Project into production within the period of time established in clause Ninth of the CVG-MEM Contract entered into on May 16, 2002.

2.- CRYSTALLEX binds itself to annually recover from the mine subject-matter of the ‘Las Cristinas 4, 5, 6, and 7’ Project an average daily production volume of present gold mineral, as indicated in the Annual Production Plan agreed by the parties, which shall be attached hereto as Exhibit ‘D’ and an integral part hereof.

3.- CRYSTALLEX binds itself to process the gold mineral volume specified in the Annual Production Plan at the plant to be installed by it in accordance with the Project, incorporating the greatest quantity of added value.

4.- CRYSTALLEX shall exploit and recover the barren material that cannot be stored in the mine and put it in a place therefor fitted out, in agreement with the environmental legislation.

CLAUSE SIXTH
ECONOMIC COMPENSATION

1.- CRYSTALLEX shall make the following mandatory payments to THE CORPORATION:

  Initial Payment: The amount of FIFTEEN MILLION DOLLARS OF THE UNITED STATES OF AMERICA (US$ 15,000,000.00) corresponding to eight percent (8%) of the value of the investments made within the Project, such as: reports, digitized information, camp, drilling, which payment shall be made by CRYSTALLEX within five (5) bank working days following execution hereof, after the instructions of THE CORPORATION.

  Minimum monthly payment on account of royalty calculated on the commercial value of the monthly gross production in percentage terms, which is to be paid once the construction state is completed:

GOLD:
US$ Price/Troy ounce
%
Less than 280 $/ounce	1.00
Equal to or more than 280 $/ounce and less than 350 $/ounce	1.50
Equal to or more than 350 $/ounce and less than 400 $/ounce	2.00
More than 400 $/ounce	3.00

These royalties are different from the Exploitation Tax established in the Law of Mines that CRYSTALLEX shall pay to THE REPUBLIC and are subject to revision in accordance with the laws ruling the matter.

CLAUSE SEVENTH
SPECIAL ADVANTAGES

CRYSTALLEX binds itself to comply with the following Employment Plan and Social Community Development Program:

FOR YEAR 2002:

  To generate 50 jobs and bear the costs of maintenance of the facilities and of the 24 people currently working

  To continue with the technical assistance to the five (5) Small Miners Associations operating in the Project Small Miners area.

  To bear the costs of maintenance, supplies, and other operation expenses of the Centro Medico Asistencial Las Claritas, which shall provide services to the project personnel and to the community, and transforming the same from Ambulatory Rural Type II to Ambulatory Urban Type L

FOR YEAR 2003:

  To generate 50 additional jobs during the twelve (12) months of the year

  To build at least 30 houses in the local Community of Santo Domingo.

  To train personnel in the Community to handle the necessary machinery and equipment for mining operations.

  To develop Social Programs for the benefit of the Community

1.	Installation and integration of clean water treatment plants:
	•	Km 88 - Santa Lucia de Inaguay - Las Claritas - Nueves Claritas - Santo Domingo
	•	Las Manacas – El ???? - Araymatepury
2.	Construction of sewerage systems:
	•	Las Claritas - Nuevas Claritas - Santo Domingo
3.	Improvement and Paving of the existing road between Kilometer 85 and Las Cristinas

FOR THE FOLLOWING YEARS OF THE TERM OF THIS CONTRACT, CRYSTALLEX shall continue to: provide technical assistance to the small miners associations operating in the small miners area of the Project, bear the costs of maintenance, supplies and other operation expenses of the Centro Medico Asistencial Las Claritas, maintain the scholarship and internship programs for students, and the training of personnel, perform the activities of maintenance of the road to which the paragraph corresponding to year 2003 refers.

CLAUSE EIGHTH
CRYSTALLEX’S OBLIGATIONS

1.- CRYSTALLEX warrants that the operations of the mine subject-matter of Las Cristinas 4, 5, 6, and 7 Project shall be carried out by competent personnel with expertise in the gold mining area. To that end, it shall establish Training Programs for the personnel. According to Article 27 of the Organic Labor Law, during performance of this contract, at least ninety percent (90%) of the employees and of the workers are to be Venezuelans, except as established in Article 28 of said Law. Likewise, as from the date of execution hereof, CRYSTALLEX takes on the administrative personnel and workers that work at the operation and maintenance facilities of the Camp committed to Las Cristinas 4, 5, 6, and 7 Project, according to the payroll provided by THE CORPORATION and identified by letter ‘B’.

2.- CRYSTALLEX shall use the most advanced technologies in order to achieve international standards and competitive cost. Likewise, it covenants that the gold mineral shall be recovered according to the best mining techniques in order to achieve an optimal recovery of the resource, making efforts to preserve the deposit and the environment in the performance of the exploitation works. CRYSTALLEX shall adapt to the provisions established in the Annual Production Plan approved by THE CORPORATION.

3.- CRYSTALLEX is bound to meet the committement of production and tenor of the gold mineral recovered, in accordance with the Annual Production Plan. Therefore, it binds itself to:

          3.1 Adopt the necessary precautions and measures to prevent and avoid occupational accidents and place special interest in the compliance with the provisions of the Ministry of Labor about Industrial health and safety, in pursuance of the applicable legislation.

          3.2 Supply the equipment, consumable materials, and related services, such as drainage, dams, electrical control and distribution facilities, compressed air, ventilation system, pumping systems, drinking water treatment facilities, sewage facilities, communications and transport internal and external routes, dining areas and, in general, all facilities operated by it in the mine area.

          3.3 CRYSTALLEX is the sole employer of the personnel assigned to the performance of the works subject-matter of this contract. Therefore, it must bear the payment of all obligations derived from their employment relationship and strictly comply with the provisions of any applicable laws.

CRYSTALLEX expressly accepts to release THE CORPORATION from any joint and several liability as established in the Organic Labor Law. By virtue of the foregoing, CRYSTALLEX binds itself to reimburse all expenses or payments that THE CORPORATION may be bound to make by reason of labor actions filed against the same by virtue of the joint and several liability established in the aforesaid legal provisions.

          3.4 CRYSTALLEX must provide THE CORPORATION with the technical documentation for the obtainment of the environmental permits necessary for the operation of the mine subject-matter of Las Cristinas 4, 5, 6, and 7 Project. CRYSTALLEX must strictly comply with the applicable environmental legislation in the performance of the works subject-matter of this contract.

          3.5 CRYSTALLEX shall handle together with THE CORPORATION the obtainment of all permits for use of explosives and others stipulated by the Venezuelan laws and regulations in this connection.

          3.6 CRYSTALLEX, with the support of THE CORPORATION, must obtain the municipal, state or national permits or authorizations required for its legal operation, if applicable.

          3.7 CRYSTALLEX binds itself to engage, according to its operating requirements, Venezuelan service companies, preferably local and regional companies, and to purchase Venezuelan consumable supplies and materials to be used in this project, in accordance with the provisions of Presidential Decree No. 1.892 dated July 25, 2002, published in Official Gazette of the Bolivarian Republic of Venezuela No. 37.494, dated July 30, 2002.

          3.8 CRYSTALLEX binds itself to deliver to THE CORPORATION, under inventory, at the end of the term hereof, all facilities and equipment existing on such date and in proper operating conditions, normal wear and tear excepted, which must coincide with the inventory or list of equipment or facilities notified by CRYSTALLEX to THE CORPORATION at the time of their acquisition or construction, as the case may be, during the term of this contract. To that end, CRYSTALLEX binds itself to deliver to THE CORPORATION the list of equipment to be imported with its charcteristics and specifications, including its commercial value.

          3.9 CRYSTALLEX shall deliver to THE CORPORATION, through the liaison Manager, within the first seven (7) days of each month, a report of the activities performed (technical studies made, including field and production information), as well as any other information required from it, for purposes of following up the project development.

          3.10 CRYSTALLEX binds itself to desist from and judicial claim or action that it may have against THE CORPORATION and THE CORPORATION binds itself to accept.

CLAUSE NINTH
THE CORPORATION’S OBLIGATIONS

1.- THE CORPORATION binds itself to deliver to CRYSTALLEX the existing technical studies performed about the area to be contracted, in order for CRYSTALLEX to make the Certification of the same and afterwards prepare the Feasibility Study.

2.- THE CORPORATION may propose to CRYSTALLEX such specialized technical personnel as THE CORPORATION considers fit for the development of this project and CRYSTALLEX is free to hire said suggested personnel.

3.- THE CORPORATION shall deliver to CRYSTALLEX, through an inventory attached hereto as Exhibit ‘F’, at the beginning of the term hereof, the current facilities of the mine subject-matter of the Las Cristinas 4, 5, 6, and 7 Project, for the purposes of the contract.

4.- THE CORPORATION shall take the necessary steps for the obtainment of the environmental and mining permits required for the execution of this Project. In any case, the periods of time established in this contract shall not begin to elapse until the obtainment of said authorization permits.

5.- All notifications to the MEM hereunder shall be from THE CORPORATION.

CLAUSE TENTH
BONDS OR GUARANTIES

1.- CRYSTALLEX must present within the first sixty (60) days following execution of the contract and every year a faithful performance bond issued by a bank, for the performance of the contract, corresponding to five percent (5%) of the production value of the time that the construction lasts, which bond is to be released with the Certificate of Commencement (Acia de Inicio) of commercial production issued by THE CORPORATION. Likewise, CRYSTALLEX must keep an insurance policy for the equipment and facilities in order to cover damages, such as robbery, theft, fire and floods. Also, it must present a labor bond to guaranty the labor liabilities to be accrued each year.

2.- CRYSTALLEX, before commencing construction and exploitation, shall present the environmental bonds in favor of the Ministry of the Environment and Natural Resources that guaranty the remedy of the environmental damages that may be caused by the construction and exploitation prescribed in the Project, in order to proceed in accordance with Article 59 of the Law of Mines.

CLAUSE ELEVENTH
TECHNICAL SUPERVISION

1.- THE CORPORATION shall create a Liaison Technical Management (Gerencia Técnica de Enlace) composed of a team of professionals who shall be in charge of supervising the proper progress of the works. Such team shall be under the responsibility of a Link Manager who may be freely designated and removed by THE CORPORATION. THE CORPORATION shall deliver to CRYSTALLEX in writing, as a result of the supervision, the comments or recommendations that it deems convenient and CRYSTALLEX must give consideration to the same in the terms indicated, unless CRYSTALLEX has different criteria with respect to the issues stated, which criteria must be informed to THE CORPORATION in a reasoned manner for the corresponding discussion to reach an agreement to the satisfaction of the parties. Likewise, CRYSTALLEX must bear the expenses of the remuneration of said Technical Management personnel and shall provide the necessary logistic support: it shall make physical space with its corresponding office furniture and computers available, provide transportation, board and lodging and shall allow free access to the Project area by the Technical Management personnel.

CLAUSE TWELFTH
SMALL MINERS

CRYSTALLEX binds itself to provide technical assistance under the guidance of THE CORPORATION to groups of Small Miners organized and identified as Nueves Claritas, Siete estrellas, Los Rojas, and La Bolivariana, established in delimited areas within the Las Cristinas project, and any other group that may be organized and that is approved by CRYSTALLEX, in order to guaranty sound operating practices and a lesser environmental impact.

CLAUSE THIRTEENTH
NOTICES

All notices to be given hereunder shall be in writing, in the Spanish language, and personally delivered. The notices shall be sent to the following addresses:

CORPORACION VENEZOLANA DE GUAYANA
Edificio CVG - Alta Vista
Puerto Ordaz, Batado Bolivar.
REPUBLICA BOLIVARIANA DE VENEZUELA
Attention: Gral (Div) Francisco José Rangel Gómez
Presídente de la Corporación Venezolana de Guayana.
Telephone: 0286 9681474 - 9681475
Telefax: 0286 9624805

CRYSTALLEX’s NAME
Address: Torre Forum, piso 12, Avenida Principal de Las Mercedes con calle Gusicaípuro, Urbanización El Rosal,
Municipio Chacao.
Attention: Ing. Luis Felipe Cottin
Title: Presidente de Crystallex de Venezuela, C.A.
Telephone: 0212 9526061
Telefax: 0212 9525011

Any of the parties may, by written notice, designate another officer as the addressee of the notices, as well as a new address for sending the corresponding notices. All notices shall be deemed to be given at the time when they are received by the corresponding addressee.

CLAUSE FOURTEENTH
BREACH

1.- If during the performance of the works herein prescribed, in a period of one year, CRYSTALLEX is not able to meet the average daily production or tenor of the mineral recovered established in the Annual Production Plan, CRYSTALLEX shall provide an economic compensation to THE CORPORATION in proportion to the benefits not received.

In order to quantify this effect of breach, the one-year period shall be counted as from the first day of work prescribed in the Annual Production Plan and, the total production of the year divided by three hundred and sixty-five days (365) shall be used as the daily average.

The suspensions of operations due to force majeure are excepted from being considered as breach, in accordance with Clause Fifteenth hereof.

2.- Likewise, the causes described in Article 98 of the Law of Mines shall be deemed to be breaches.

3.- Also, the breach of the environmental conditions issued by the Ministry of the Environment and Natural Resources (MARN) shall be penalized.

4.- The causes defined as Material Breach in Clause First of this contract.

CLAUSE FIFTEENTH
FORCE MAJEURE

None of the parties shall be liable for any breach of the obligations undertaken hereunder, when such breach results from force majeure, which shall consist in any circumstance beyond the control of any of the parties that has not been reasonably foreseen and overcome and that may impede or excessively delay the performance of any obligation established in the contract. Such circumstances include, but are not limited to, events of nature such as floods, earthquakes, strong winds, as well as wars, sedition, epidemic, fire or any other of the same magnitude, and they also include new laws, decrees, regulations, ordinances or administrative acts of the government at its different levels or branches of State Power (Público), issued by any legally competent public authority of the corresponding matter, provided that when such events occur the affected party exercises the due care and diligence to reasonably control, avoid or prevent the event and the damaging consequences of the same. Any of the parties shall notify the other in writing, as soon as possible, if such party is not able to perform any of its obligations due to force majeure, as well as the reason for said non-compliance and must resume performance, if such were the case, within a reasonable period after disappearance of the force majeure. But in no case and for no reason shall the term of this contract be extended beyond the period hereinafter establishes.

CLAUSE SIXTEENTH
TERMINATION OF THE CONTRACT

1.- THE CORPORATION and CRYSTALLEX may agree upon the termination hereof by mutual agreement when it is considered convenient due to the circumstances. After a period of time has been agreed by the parties for the termination of the contract, they both bind themselves to fully perform the obligations undertaken hereunder.

2.- In the event of any of the parties’ breach, according to clause Sixteenth, the affected party shall have the right to terminate this contract immediately after the elapsing of ninety (90) days as from the date on which one of the parties gives written notice to the other attributing to it in a reasoned manner the breach of any of the obligations undertaken hereunder, provided that said breach has not been remedied within such period of time. If the party that involves the breach considers that it may be remedied before the aforesaid ninety (90) days, it must expressly indicate in the notice to the other party the reasonable period of time within which such breach is to be remedied, expressly stating the reasons on which said period of time is based. If the breach is remedied in a period of time longer than that reasonably stated by the affected party or than that accepted by such affected party upon the proposal of the other party, provided that such period of time does not exceed the maximum limit of (90) days, the breaching party shall pay to the other party the corresponding damages caused by the delay.

The stipulations of this number shall be applied in all cases of breach of this contract, except in the cases in which the clause establishes the form and time for rescission due to breach, and except as prescribed in Clause Twenty-fourth hereof.

CLAUSE SEVENTEENTH
ENVIRONMENTAL LEGISLATION

1.- CRYSTALLEX shall be responsible for compliance with the provisions in force regarding environmental conservation, defense, and improvement, specially those referred to the control of environmental impact of mining activities and correction, recovery, and improvement of the affected areas.

2.- The mining activities developed in the parcels must be performed in a national and scientific manner, in accordance with the sustainable development principle, environment conservation, and land use planning, according to articles 5 and 15 of the Law of Mines.

3.- CRYSTALLEX is entitled to the rational use and utilization of public domain waters, provided that it observes the environmental provisions, respectively. Likewise, if necessary, it may use private domain waters, either through the establishment of easements or via expropriation, provided that the requirements established in the application legislation are met.

4.- CRYSTALLEX must prepare the Environmental Handling Program and THE CORPORATION shall review and validate the same and be in charge of the steps to be taken before the Ministry of the Environment and Natural Resources.

CLAUSE EIGHTEENTH
TERM OF THE CONTRACT

1.- This contract shall be in force as from the date of its execution for a period of twenty (20) years, extendible for one (1) or two (2) periods of ten (10) years, with the previous written agreement of the parties. Said extension must be notified before the term of the contract.

2.- CRYSTALLEX binds itself to define and establish, by mutual agreement with THE CORPORATION and within one (1) year before the end of this contract, a plan for the transfer of the assets of the Las Cristinas 4, 5, 6 and 7 mine and its operations to THE CORPORATION.

CLAUSE NINETEENTH
SETTLEMENT OF CONFLICTS

Any doubts and controversies of any nature whatsoever that may arise out of the performance of this contract and which may not be amicably settled by the parties shall be decided by the competent courts of the Bolivarian republic of Venezuela, in accordance with its laws, and in no case and for no reason may they give rise to claims before foreign courts.

CLAUSE TWENTIETH
ASSIGNMENT OF CONTRACT

CRYSTALLEX may not assign, directly or indirectly, in whole or in part, its rights and/or delegate its obligations hereunder to another natural or legal person. Any assignment and/or delegation made in violation of this clause shall be null and without effect, except for the legal penalties derived from such assignment or delegation.

CLAUSE TWENTY-FIRST
REPRESENTATIONS

1.- The parties, being aware of the impossibility of foreseeing all contingencies that may arise during performance of this contract, agree that their intention is to agree between them on the basis of equity and without damaging the interests of both of them. If during performance hereof, any inequality, damage or injustice arises against any of them, they shall by mutual agreement endeavor to take the necessary actions to eliminate or remedy such inequality or damage.

2.- The Ministry of Energy and Mines has granted the THE CORPORATION, by means of a contract entered into on May 16, 2002, in accordance with the provisions of Decree No. 1.757 of the President of the Republic dated April 29, 2002, published in Official Gazette of the Bolivarian Republic of Venezuela No. 37.437, dated May 7, 2002, the areas called Cristinas 4, 5, 6 and 7 located in the Sifontes Municipality of the State of Bolivar for the exploration, recovery and sale of the gold mineral present in deposits located in said areas. Likewise, it has been authorized to use the property committed to said areas that was transferred to the Republic in accordance with resolution No. 035 dated March 6, 2002, published in Official Gazette of the Bolivarian Republic of Venezuela No. 37.400 dated March 8, 2002. Therefore, no property rights are transferred to CRYSTALLEX by virtue of this contract or its Exhibits.

3.- this contract is materially and legally complemented and supported, in addition to the stipulations herein, by its Exhibits mentioned in the text of this contract, which Exhibits are an integral and indivisible part hereof.

4.- For purposes hereof, it shall be understood that for the technical, geological and legal knowledge of the Las Cristinas Project that CRYSTALLEX has, it is willing, ‘for its own risk and account’, to invest its human, technical, and financial resources in the exploitation of the deposit, without having anything to claim now and in the future on account of the results obtained in the exercise of said activities, since as a professional specialized in mining activities it took precautions, made the pertinent studies, and was able to foresee the existing situations with respect to geology, production, historical production figures, mineralogical formation, potential and estimates of the results obtained and to be obtained. According to Article 34 of the Law of Mines, the existence of the mineral and that the same is industrially and economically exploitable are presumed, until proven to the contrary, but THE CORPORATION undertakes no responsibility with the execution of the contract for the truth of such facts. To such end, THE CORPORATION and CRYSTALLEX must verify the existing technical information to be delivered by THE CORPORATION within a term of ninety (90) days as from the execution hereof, which shall be certified in the Minutes issued for such purposes.

CLAUSE TWENTY-SECOND
COMPLEMENTARY PROVISIONS

1.- The parties shall prepare and sign, within a term of thirty (30) working days as from execution of this contract, a detailed inventory of the facilities, property and equipment owned by the Republic that exist in the area of Las Cristinas 4, 5, 6, and 7 at the time when said inventory is signed, in accordance with number 3 of Clause Ninth hereof, which inventory shall be an integral part of this contract.

2.- Should the MEM grant THE CORPORATION an authorization for the exploration, exploitation, commercialization, and sale of the copper mineral existing in the Las Cristinas 4, 5, 6, and 7 area, THE CORPORATION binds itself to enter into the corresponding addendum with CRYSTALLEX, complementary to this contract, in order to fix the conditions in which said activities shall be performed by CRYSTALLEX.

3.- This contract may be amended by mutual agreement of the parties, by means of an addendum therefor entered into, without changing the spirit, purpose and reason that led them to enter into it.

CLAUSE TWENTY-THIRD
APPLICABLE LAW

The contracting parties expressly declare that this contract and its exhibits shall be governed by the laws of the Bolivian Republic of Venezuela.

CLAUSE TWENTY-FOURTH
RESCISSION OF CONTRACT

This contract may be unilaterally rescinded by THE CORPORATION, with no indemnification whatsoever for CRYSTALLEX, in the event of delay in commencement, suspension of any of the activities, or breach of contract for a period of one (1) year without a duly justified reason.

CLAUSE TWENTY-FIFTH
DOMICILE

Without prejudice to the jurisdiction corresponding to the Political-Administrative Chamber of the Supreme Court of Justice to take cognizance of the controversies relating to administrative contracts, the city of Ciudad Guayana, Caroni Municipality of the State of Bolivar, is chosen as the special domicile and the controversies shall be submitted to the courts of said city.

This contract is made in three (3) counterparts with the same contract and effects, in Ciudad Guayana, on the seventeenth day of the month of September of year 2002.

By THE CORPORATION	By CRYSTALLEX
(Sgd.) (Illegible)	(Sgd.) (Illegible)

BOLIVARIAN REPUBLIC OF VENEZUELA, Dr. PEDRO E. ALFARO, NOTARY PUBLIC OF THE FOURTH NOTARY PUBLIC’S OFFICE OF PUERTO ORDAZ, AUTONOMOUS MINICIPALITY OF CARONI OF THE STATE OF BOLIVAR, Puerto Ordaz, September 17, Two Thousand and Two, 192° and 143°. The foregoing document drawn up by lawyer FIRELY C. NAVARRO, registered in the Inpreabogado under No. 11121 was presented to be authenticated and returned, as per form No. 38890, dated 09-17-2002. The parties executing the document being present, they stated that their names were FRANCISCO JOSÉ RANGEL GOMEZ AND MARC J. OPPENHEIMER, of legal age, domiciled in Puerto Ordaz, State of Bolivar, a citizen of Venezuela and a citizen of the United States of America, both married, holders of Identity Card No. 2.520.281 and Passport No. 152092004. The original having been read to them and compared to its copies and such original and copies having been signed before the Notary, the executing parties stated: “ITS CONTENT IS TRUE AND OURS THE SIGNATURES THAT APPEAR AT THE BOTTOM THEREOF”. The Notary, by virtue whereof, declares it authenticated in the presence of witnesses YANNINA GUILLEN and GABRIELA RODRIGUEZ, holders of Identity Cards Nos. 11.995.595 and 11.636.896. The document was recorded under No. 16, Volume 86 of the Books of Authentication kept by this Notary Public’s Office. The undersigned Notary Public certifies that in this act Article 78, Number 2 of the Decree with the Force of Law on Public Registry and Notary Public’s Offices was complied with. Likewise, he certifies that he saw: 1) Decree No. 430 of the CORPORACIÓN VENEZOLANA DE GUAYANA, dated 12-29-1960, published in Official Gazette of the Republic of Venezuela No. 26.445 dated 12-30-1960, the last amendment to which having been made through Decree of Law No. 1.531 dated 11-07-2001, published in Official Gazette of the Bolivarían Republic of Venezuela No. 5,553 dated 11-12-2001, which has the prerogatives and privileges that the National Treasury grants in the Preliminary Title of the Organic Law on National Public Finance and is exempt from the payment of all taxes, duties, and contributions as determined by articles 24 and 25 of said Decree, represented by its President, Francisco Rangel Gomez, according to designation made by the President of the Republic through Presidential Decree No. 1.034, published in Official Gazette of the Bolivarían Republic of Venezuela No. 37.054, on 10-10-2000, sufficiently authorized for this act according to articles 36 and 37 of said Decree-Law. 2) Resolution No. 8.700 and Resolution DIR-No. 8,705 dated: 09-02-2002 and 09-16-2002, respectively. 3) Resolution of the Board of Directors of CRYSTALLEX INTERNATIONAL CORPORATION dated 09-16-2002. 4) The Notary’s Office was convened at the office of C.V.G., Alta Vista, Puerto Ordaz, today, at 11:00 a.m., upon the request from the interested party.

The Notary Public (Sgd.) (Illegible). Dr. Pedro E. Alfaro, Fourth Notary Public of Puerto Ordaz. The Witnesses. (Sgd.) (Illegible) Yamína Guillén. (Sgd.) (Illegible) Garbriela Rodríguez. The executing Parties (Sgd.) (Illegible) Francisco J. Rangel Gomez, (Sgd.) (Illegible) Marc J. Oppenheimer.

The undersigned Notary Public does hereby certify that he saw By-Laws No. 1, By-laws referred to, in general, to the performance of the businesses and affairs of CRYSTALLEX INTERNATIONAL CORPORATION, dated 01-23-1998.

THE NOTARY PUBLIC, Dr. Pedro E. Alfaro M. Fourth Notary Public of Puerto Ordaz.

(There is a linear seal that reads: ‘Attorney Firely C. Navarro, L.P.S.A. No. 11121. VPC Legal Affairs’ and there is an illegible signature on the same. There is a linear seal that reads: ‘Fourth Notary Public’s Office of Puerto Ordaz, Form No. 38890. Fees: n/a. Execution: 09-17-02’. There are several round seals that read: ‘Bolivarían Republic of Venezuela. Ministry of the Interior and Justice, Fourth Notary Public’s Office. Autonomous Municipality of Caroni, Pto Ordaz’, with the Coat of Arms of the Bolivarían Republic of Venezuela in the center. There are initials on the pages).”

The foregoing is a true and exact translation of the attached document written in Spanish, rendered upon the request from an interested party, IN WITNESS WHEREOF, I affix my signature and stamp my official seal in Caracas, on this eighteenth day in the month of January, year Two Thousand and Five.

PRESIDENTIAL DECREE 1.757

Decree No. 1.757	April 29, 2002

HUGO CHAVEZ FRIAS
President of the Republic

In compliance of article 23 of the Decree with Rank and Force of Law of Mines, in Council of Ministers in Government.

WHEREAS

It is a priority for the Republic, the reactivation of the mining activity to the effects of increasing its contribution to the National Product and to the generation of employment,

WHEREAS

That the Activities of Mining are of relevant importance for the Region of Guayana,

WHEREAS

That the deposits located in the area of the expired and extinguished gold concessions Cristina 4, Cristina 5, Cristina 6 y Cristina 7, constitute an important reservoir of this mineral,

DECREES

Article 1°. Shall be reserved to the National Executive, through the Ministry of Energy and Mines, the direct exercise of the exploration and exploitation of the gold mineral located at the deposit in the area of the expired and extinguished concessions of gold Cristina 4, Cristina 5, Cristina 6 and Cristina 7, located in the Municipality of Sifontes of the State of Bolivar.

Article 2°. The area denominated Cristina 4 has a total surface of approximately ONE THOUSAND HECTARES (1000 Ha), defined by a closed polygonal and vertex expressed in the coordinates U.T.M. (Universal Transversal of Mercator) Huso 20, Datum La Canoa and Datum Sirgas-Regven

Datum La Canoa.

Datum La Canoa	Datum Sirgas-Regven

POINT	NORTH(m)	EAST (m)	NORTH (m)	EAST (m)
BOT-1	683,208.00	666,284.00	682,850.76	666,093.52
BOT-2	685,208.00	666,284.00	684,850.76	666,093.52
BOT-3	685,208.00	671,284.00	684,850.76	671,093.50
BOT-4	683,208.00	671,284.00	682,850.78	671,093.50

Article 3°. The area denominated Cristina 5 has an approximated total surface of NINE HUNDRED THIRTY NINE WITH FOUR HECTARES (939,4 Ha), defined by a closed polygonal and vertex expressed in the coordinates U.T.M. (Universal Transversal of Mercator) Huso 20, Datum La Canoa. And Datum Sirgas-Regven

Datum La Canoa	Datum Sirgas-Regven

POINT	NORTH(m)	EAST (m)	NORTH (m)	EAST (m)
BOT-1	685,208.00	671,284.00	684,850.77	671,093.50
BOT-2	685,208.00	668,340.00	684,850.77	668,149.50
BOT-3	687,070.00	668,340.00	686,712.76	668,149.50
BOT-4	687,070.00	673,340.00	686,712.78	673,149.49
BOT-5	685,208.00	673,340.00	684,850.77	673,149.49

Article °4. The area denominated Cristina 6 has an approximated total surface of NINE HUNDRED FORTY FOUR AND TWO HECTARES (944,02 Ha), defined by a closed polygonal and vertex expressed in the coordinates U.T.M. (Universal Transversal of Mercator) Huso 20, Datum La Canoa. And Datum Srigas-Regven

Datum La Canoa	Datum Sirgas-Regven

POINT	NORTH(m)	EAST (m)	NORTH (m)	EAST (m)
BOT-1	685,208.00	668,340.00	684,850.77	668,149.50
BOT-2	685,208.00	663,340.00	684,850.75	663,149.52
BOT-3	687,070.00	663,340.00	686,712.74	663,149.52
BOT-4	687,070.00	668,340.00	686,712.76	668,149.50

Article 5°. The area denominated Cristina 7 has an approximated total surface of ONE THOUSAND TWO HECTARES (1002 Ha), defined by a closed polygonal and vertex expressed in the coordinates U.T.M. (Universal Transversal of Mercator) Huso 20, Datum La Canoa and Datum SirgasRegven.

Datum La Canoa	Datum Sirgas-Regven

POINT	NORTH(m)	EAST (m)	NORTH (m)	EAST (m)
BOT-1	887,070.00	563,340.00	686,712.74	663,149.52
BOT-2	689,070.00	663,340.00	688,712.73	663,149.51
BOT-3	689,070.00	668,340.00	688,712.75	668,149.50
BOT-4	687,070.00	668,340.00	686,712.73	668,149.50

Article 6°. In exercise of the right of exploration and exploitation referred in Article 1 of this Decree, the Minister of Energy and Mines has the faculty to contract with the Corporación Venezolana de Guayana or with any other entity of the exclusive property of the Republic, the activities required to carry out said exploration and exploitation, in the technical and economical terms more convenient for the rational exploitation of the mentioned deposits.

Article 7°. The present Decree will enter in force and effect from its publication in the Official Gazette of the Bolivarian Republic of Venezuela.

Article 8°. The Secretaries of Energy and Mines and of the Secretary of the Presidency of the Republic are in charge of the execution of this Decree.

In Caracas, April 20, 2002. Year 192° of the Independency and 143° of the Federation.

Be Executed.

HUGO CHAVEZ FRIAS

AGREEMENT BETWEEN THE MINISTRY OF ENERGY AND MINES
AND THE CVG WITH RESPECT TO THE LAS CRISTINAS DEPOSITS

Bolivarian Republic of Venezuela
Ministry of Energy and Mines
Office of the Minister

The Bolivarian Republic of Venezuela, through the Ministry of Energy and Mines, represented in this act by its Minister, Dr. Alvaro Silva Calderón, a Venezuelan, of legal age, of this domicile, and bearer of Identity Card V-928.729, authorized by designation conferred through Decree No. 1.153, dated December 28, 2000, published in Official Gazette of the Bolivarian Republic of Venezuela No. 37,108 dated December 28, 2000, hereinafter referred to as “THE MINISTRY”, on the one hand; and on the other, the Corporación Venezolana de Guayana an Autonomous Institute assigned to the Ministry of the Secretary of the Presidency, created by Decree No. 430, dated December 29, 1960, published in Official Gazette of the Republic of Venezuela No. 26.445, dated December 30, 1960, amended by Decree No. 1.531 with the Force of Law of Partial Amendment to the Organic Statute of Development of Guayana, dated November 7, 2001, published in Official Gazette of the Bolivarian Republic of Venezuela No. 5.553, Extraordinary, dated November 12, 2001, represented in this act by its President, Major General (Army), Francisco José Rangel Gómez, a Venezuelan, of legal age, domiciled in Ciudad Bolívar, bearer of Identity Card No. V-2.520.281, which designation is evidenced from Decree No. 1.034, published in Official Gazette of the Bolivarian Republic of Venezuela No. 37.054, dated October 10, 2000, and in accordance with the provision of article 36 and number 10 of article 37 of the aforesaid Decree-Law No. 1.531, hereinafter referred to as “THE CORPORATION”, have agreed, in accordance with number 8 of article 4 of the above-mentioned Decree No. 1.531 dated November 7, 2001, to enter into this Contract in the terms and conditions specified in the following clauses:

FIRST: “THE MINISTRY” authorizes “THE CORPORATION” for the execution of the works of exploration, exploitation, and sale of the gold mineral that is in the deposits located in the areas of the concessions called Cristina 4, Cristina 5, Cristina 6 and Cristina 7, in the Municipality of Sifontes of the State of Bolivar, all in accordance with the plans attached hereto as Annex “A” that are an integral part hereof. Likewise, it authorizes “THE CORPORATION” for the use of the property committed to said concessions that was transferred to the Republic according to Resolution No. 035, dated March 6, 2002, published in Official Gazette of the Bolivarian Republic of Venezuela No. 37.400, dated March 08, 2002, and Minutes dated May 10, 2002.

The area and coordinates of said concessions are the following:

a.             The area called Cristina 4 has an appropriate total area of ONE THOUSAND HECTARES (1,000 Ha.), defined by a closed traverse line and vertices expressed in U.T.M. (Universal Transversal Mercator) coordinates, Zone (Huso) 20, Datum La Canoa and Datum Sirgas-Regven.

Datum La Canoa	Datum Sirgas-Regven

POINT	NORTH(m)	EAST (m)	NORTH (m)	EAST (m)
BOT-1	683,208.00	666,284.00	682,850.76	666,093.52
BOT-2	685,208.00	666,284.00	684,850.76	666,093.52
BOT-3	685,208.00	671,284.00	684,850.76	671,093.50
BOT-4	683,208.00	671,284.00	682,850.78	671,093.50

b.             The area called Cristina 5 has an approximated total area of NINE HUNDRED THIRTY NINE HECTARES AND FOUR ARES (939.4 Ha.), defined by a closed traverse line and vertices expressed in U.T.M. (Universal Transversal of Mercator) coordinates, Zone (Huso) 20, Datum La Canoa and Datum Sirgas-Regven.

Datum La Canoa	Datum Sirgas-Regven

POINT	NORTH(m)	EAST (m)	NORTH (m)	EAST (m)
BOT-1	685,208.00	671,284.00	684,850.77	671,093.50
BOT-2	685,208.00	668,340.00	684,850.77	668,149.50
BOT-3	687,070.00	668,340.00	686,712.76	668,149.50
BOT-4	687,070.00	673,340.00	686,712.78	673,149.49
BOT-5	685,208.00	673,340.00	684,850.77	673,149.49

c.             The area called Cristina 6 has an approximated total area of NINE HUNDRED FORTY FOUR HECTARES AND TWO ARES (944.02 Ha.), defined by a closed traverse line and vertices expressed in U.T.M. (Universal Transversal of Mercator) coordinates, Zone (Huso) 20, Datum La Canoa and Datum Sirgas-Regven.

Datum La Canoa	Datum Sirgas-Regven

POINT	NORTH(m)	EAST (m)	NORTH (m)	EAST (m)
BOT-1	685,208.00	668,340.00	684,850.77	668,149.50
BOT-2	685,208.00	663,340.00	684,850.75	663,149.52
BOT-3	687,070.00	663,340.00	686,712.74	663,149.52
BOT-4	687,070.00	668,340.00	686,712.76	668,149.50

d.            The area called Cristina 7 has an approximate total area of ONE THOUSAND TWO HECTARES (1,002 Ha.), defined by a closed traverse line and vertices expressed in U.T.M. (Universal Transversal Mercator) coordinates, Zone (Huso) 20, Datum La Canoa and Datum Sirgas-Regven.

Datum La Canoa	Datum Sirgas-Regven

POINT	NORTH(m)	EAST (m)	NORTH (m)	EAST (m)
BOT-1	687,070.00	663,340.00	686,712.74	663,149.52
BOT-2	689,070.00	663,340.00	688,712.73	663,149.51
BOT-3	689,070.00	668,340.00	688,712.75	668,149.50
BOT-4	687,070.00	668,340.00	686,712.73	668,149.50

SECOND: For purposes of an adequate performance of this Contract, “THE CORPORATION” may enter into operation agreements with third parties, after informing the Ministry of Energy and Mines in writing within a period of time not shorter than ten (10) business days.

THIRD: “THE CORPORATION” covenants that the exploitation of the gold mineral shall be made in accordance with the best mining techniques in order to achieve an optimal recovery of the resource, making efforts to conserve the deposit and preserve the environment. For the execution of the exploitation works, “THE CORPORATION” shall adjust to the provisions established in the plans of exploration, exploitation and other activities to that end made by it, which plans must be previously approved by the THE MINISTRY and other entities related to the matter.

For purposes of this Clause, compliance with the provisions in force regarding environmental conservation, defense, and improvement, specially those referred to the control of environmental impact of mining activities and the correction, recovery, and improvement of the affected areas, shall be of the exclusive responsibility of “THE CORPORATION”.

FOURTH: “THE CORPORATION’s failure to comply with the plans prescribed in Clause THIRD shall be a cause for rescission of this Contract.

FIFTH: Of the gross income generated by the exploitation and sale of the gold mineral, THE CORPORATION binds itself to deliver on a quarterly basis to the National Treasury (Fisco Nacional) three percent (3%) of the commercial value in Caracas of the mineral sold.

SIXTH: THE CORPORATION shall deduct from the gross income generated by the exploitation and sale of the gold mineral all the expenses accrued or paid, as the case may be, which are normal and necessary, made in the country with the purpose of producing the benefits, such as: salaries and wages, interest of principal received from loans and invested in production; taxes paid by reason of economic activities or of property that generates income, indemnification corresponding to the workers by virtue of the work, determined according to the Law or to employment contracts, a reasonable amount to meet the depreciation of permanent assets and the amortization of the cost of other elements invested in production; the expenses of administration and conservation of real property given in lease, the expenses of ordinary repairs of property intended for production, and research and development expenses, among others. >From the result obtained, THE CORPORATION binds itself to deliver to the National Treasury (Fisco National) an amount of thirty-four percent (34%).

SEVENTH: If THE CORPORATION executes the exploitation of the deposits referred to in this Contract by itself, Clause SIXTH hereof shall not be applied.

EIGHTH: THE CORPORATION, in addition to observing the Decree with the Status and Force of Law of Mines dated September 5, 1999, published in Official Gazette of the Republic of Venezuela No. 5.382, Extraordinary, dated September 28, 1999, to the extent possible, must provide the officials of the Ministry of Energy and Mines with the information required and the facilities that its employees may require for a better performance of their functions.

NINTH: “THE CORPORATION” must begin the works of exploitation of the gold mineral of the deposits of concessions Cristina 4, Cristina 5, Cristina 6, and Cristina 7, within two (2) years after the date when this Contract is entered into. Failure to perform this obligation, as well as the interruption of the exploitation for a period of two (2) years, shall be a cause for rescission of this Contract.

TENTH: THE CORPORATION binds itself to use preferably Venezuelan workers and employees and, if possible, of the region. To that end, it shall establish, to the extent possible, personnel training programs. Likewise, it shall give preference to regional companies for the purchase of goods, materials, equipment or machinery, specialized services, and execution of infrastructure works and various supporting tasks, always provided that both the personnel and the companies are qualified therefor.

ELEVENTH: Failure to perform or delay in performance of any of the obligations of this Contract shall not be considered as non-performance, violation or breach of the same, if such failure or delay is due to act of God or force majeure. Labor conflicts, strikes, any order or requirement from a legitimate authority, explosions, wars and blockades, sabotages, mutinies, fire, floods, lightning, or other acts of nature shall be considered as such, provided that at the time of occurrence of such events the affected Party exercises due care and diligence to reasonably control, avoid, or prevent the event and its damaging consequences. Either Party, as soon as possible, shall notify the other Party in writing the cause for the failure to perform any of its obligations due to force majeure, and shall resume performance, if such were the case, within a reasonable period of time after the force majeure that give rise to the failure to perform has disappeared. But in no case and for no cause shall the duration of this Contract be extended beyond the period of time established in Clause Thirteenth.

TWELFTH: The doubts and controversies of any nature whatsoever that may arise by reason of the performance of this Contract and which cannot be amicably settled by the Parties shall be decided by the competent courts of the Bolivarian Republic of Venezuela, in accordance with its laws, and for no reason or cause shall they give rise to foreign claims.

THIRTEENTH: This Contract shall be in effect from the date of its execution for up to a period of twenty (20) years, extendable for two (2) periods of ten (10) years each, with the prior written agreement of the Parties.

FOURTEENTH: For purposes of this Contract, its effects and consequences, the city of Caracas is chosen as special domicile, and the Parties declare to submit themselves to the jurisdiction of the competent Courts of said city.

This Contract is made in three (3) counterparts with the same content and effects. In Caracas, on the 16th day of the month of May of 2002.

(Sgd.) (Illegible)	(Sgd.) (Illegible)
By the Ministry of	By the Corporation
Energy and Mines	Venezolana de Guayana

BOLIVARIAN REPUBLIC OF VENEZUELA, MINISTRY OF THE INTERIOR AND JUSTICE SECOND NOTARY PUBLIC’S OFFICE OF PUERTO ORDAZ AUTONOMOUS MUNICIPALITY OF CARONI OF THE STATE OF BOLIVAR, Puerto Ordaz. June 13, 2002. 192° and 143°. The foregoing document, drawn up by lawyer Firely C. Navarro A., duly registered in the Bar Association under Diploma No. (blank), in Association (Blank) and registered in the Inpreabogado under No. 11.121, Legal Fee Form No 175528, dated 06-13-2002 was paid, under the Law on Legal Fees currently in force, only with respect to the signature of FRANCISCO JOSE RANGEL GOMEZ, of legal age, domiciled in Ciudad Guayana, a Venezuelan, married, bearer of Identity Card No. 2.520.281. The document having read, the executing party stated: “Its content is true and mine the signature that appears at the bottom of the instrument.” The Notary, by virtue whereof, certifies this document and the copies with original signatures that will form the Principal Volume and the Duplicate, the document being registered under No. 08, Volume 82 of the Authentication Books. Witnesses were María de Lanser and Noravis Alcalá, bearers of Identity Cards Nos. 6.022.083 and 9.903.288, officers of this Notary’s Office designated for this act. The Notary Public certifies that he saw: 1) One counterpart of Official Gazette of the Republic of Venezuela No. 26.445 dated November. 30, 1960. 2) One counterpart of Official Gazette of the Bolivarian Republic of Venezuela No. 5.553 (Extraordinary) dated November 12, 2001 and 3) One counterpart of Official Gazette of the Republic of Venezuela No. 37.054 dated

BOLIVARIAN REPUBLIC OF VENEZUEIA, MINISTRY OF THE INTERIOR AND JUSTICE. Dr. YOLANDA MENDOZA F. PROVISIONAL FIRST NOTARY PUBLIC OF THE AUTONOMOUS MUNICIPALITY OF BARUTA OF THE STATE OF MIRANDA. June 19, 2002. 192° and 143°. The foregoing document, drawn up by lawyer Firely C. Navarro A., registered in the Inpreabogado under No. 11.121, was presented to be authenticated and returned as per Form No. 99.486, dated 06-17-2002. The executing party being present, he stated that his name was Alvaro Silva Calderón, of legal age, domiciled in Caracas, a Venezuelan, married, bearer of Identity Card No. 928.729. The document having read and compared with its photocopies and the photocopies and the original having been signed, he stated: “Its content is true and mine the signature that appears at the bottom of the instrument” The Notary, by virtue whereof, declares it authenticated in the presence of witnesses Cristobal Bravo and Jaime Andreu bearers of Identity Cards Nos. 12.357.090 and 14.157.533, the document being recorded under No. 28, Volume 40, of the Authentication Books kept by this Notary Public’s Office. The undersigned Notary certifies that she saw Decree No. 1.153 dated December 28, 2000, published in Official Gazette of the Bolivarian Republic of Venezuela No. 37.108, dated December 28, 2000. Likewise, the undersigned Notary certifies that the Notary’s Office was convened at TORRE OESTE, PISO 14, PARQUE CENTRAL today at 7:00 p.m. upon the request from an interested party. Officer authorized for this act Virgilio Suares, Identity Card No. 2.070.097. Signautre (Sgd.) (Illegible). The Provisional Notary Public. (Sgd.) (Illegible). Dra. Yolanda Espinoza Foucault. Provisional First Notary Public of the Municipality of Baruta, Miranda State. Witnesses (Sgd.) (Illegible). (Sgd.) (1llegiblle). The Executing Party (Sgd.) (Illegible).

SCHEDULE “E”
AUDIT COMMITTEE CHARTER

1. General

(1)

The board of directors (Board) of Crystallex International Company (Company) has established the Audit Committee (Committee) to assist the Board in fulfilling its corporate governance and oversight responsibilities with respect to the accounting and financial reporting processes, internal financial control structure, financial risk management systems and external audit function.

(2)	The composition, responsibilities and authority of the Committee are set out in this Charter.

(3)

This Charter and the by-laws of the Company and such other procedures, not inconsistent therewith, as the Committee may adopt from time to time, shall govern the meetings and procedures of the Committee.

2. Composition

(1)	The Committee shall be composed of at least three directors of the Company (Members):

(a)	all of whom are independent (as determined by the Board in accordance with the Policy on Independence of Directors of the Company);

(b)	all of whom are financially literate (i.e., have the ability to read and understand a set of financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the breadth and complexity of the accounting issues that can reasonably be expected to be raised by the financial statements of the Company); and

(c)	at least one of whom is financially sophisticated (i.e., has past employment experience in finance or accounting, requisite professional certification in accounting or other comparable experience or background that results in his/her financial sophistication).

(2)	Members shall be appointed by the Board and shall serve until they resign, cease to be a Director or are removed or replaced by the Board.

(3)	The Board shall designate one of the Members as chair of the Committee (Chair).

(4)	The Secretary of the Company shall be secretary of the Committee (Secretary).

3. Responsibilities

     The Committee shall assist the Board in fulfilling its corporate governance and oversight responsibilities with respect to accounting and financial reporting processes, internal financial control structure, financial risk management systems and external audit function.

The Committee shall have the responsibilities set out below.

3.1 Managing, on behalf of the Shareholders of the Company, the Relationship between the Company and its External Auditors

     The Committee shall be responsible for managing, on behalf of the shareholders of the Company, the relationship between the Company and its external auditors, including:

(a)	appointing the external auditors, subject to shareholder approval;

(b)	setting the compensation of the external auditors;

(c)	overseeing the work of the external auditors, including the resolution of disagreements between management and the external auditors with respect to financial reporting;

(d)	pre-approving all audit services and permitted non-audit services to be provided to the Company and its subsidiary entities by the external auditors;

(e)	having the external auditors report to the Committee in a timely manner with respect to all required matters, including those set out in paragraph 3.2;

(f)	reviewing and approving the hiring policies of the Company with respect to present and former partners and employees of the current and former external auditors;

(g)

overseeing the rotation of the audit partner having primary responsibility for the external audit of the Company, the audit partner responsible for reviewing the external audit and the external auditors at such intervals as may be required;

(h)	overseeing any change in the external auditors, including the notice of change of auditors required under applicable laws; and

(i)	reviewing and assessing the performance, independence and objectivity of the external auditors.

3.2 Overseeing the External Audit

The Committee shall be responsible for overseeing the external audit of the Company, including:

(a)

reviewing and approving the engagement letter and the audit plan, including financial risk areas identified by the external auditors and management, and facilitating coordination where more than one audit firm is involved;

(b)	reviewing and assessing the accounting and reporting practices and principles used by the Company in preparing its financial statements, including:

	(1)	all significant accounting policies and practices used, including any changes from preceding years and any proposed changes for future years;

	(2)	all significant financial reporting issues, estimates and judgments made;

	(3)	all alternative treatments of financial information discussed by the external auditors and management, the results of such discussions and the treatments preferred by the external auditors;

(4)

any material issues identified by the external auditors with respect to the adequacy of the internal financial control structure and any special audit steps adopted in light of material deficiencies or weaknesses;

	(5)	the effect of regulatory and accounting initiatives and off-balance sheet transactions or structures on the financial statements;

	(6)	any errors or omissions in, and any required restatement of, the financial statements for preceding years;

	(7)	all significant tax issues;

	(8)	the reporting of all material contingent liabilities and related party transactions; and

	(9)	any material written communications between the external auditors and management;

(c)	reviewing and assessing the results of the external audit and the external auditors’ opinion on the financial statements, including:

	(1)	the scope and quality of the external and internal audit work performed;

	(2)	the resources required to carry out the audit work performed;

	(3)	the cooperation and any lack of cooperation received by the external auditors from employees of the Company; and

	(4)	the contents of the audit report;

(d)	reviewing and discussing with the external auditors and management any management or internal control letters issued or proposed to be issued by the external auditors;

(e)

reviewing and discussing with the external auditors any problems or difficulties encountered by them in the course of their audit work and management’s response (including any restrictions on the scope of activities or access to requested information and any significant disagreements with management); and

(f)

reviewing and discussing with legal counsel and other advisors matters that may have a material impact on the financial statements, operations, assets or compliance policies of the Company and any material reports or enquiries received by the Company and its subsidiary entities from regulators or government agencies.

3.3 Reviewing and Approving and Recommending to the Board for Approval the Financial Statements, MD&A and Interim Reports of the Company

     The Committee shall review and approve, and where required recommend to the Board for approval, the financial statements, management’s discussion and analysis of financial condition and results of operations (MD&A) and interim financial reports of the Company and other public disclosure of financial information extracted from the financial statements of the Company with particular focus on:

(a)	the quality and appropriateness of accounting and reporting practices and principles and any changes thereto;

(b)

major estimates or judgments, including alternative treatments of financial information discussed by management and the external auditors, the results of such discussions and the treatments preferred by the external auditors;

(c)	material financial risks;

(d)	material transactions;

(e)	material adjustments;

(f)	compliance with loan agreements;

(g)	material off-balance sheet transactions and structures;

(h)	related party transactions;

(i)	compliance with accounting standards;

(j)	compliance with legal and regulatory requirements; and

(k)	disagreements with management.

3.4 Overseeing Internal Financial Control Structure and Financial Risk Management Systems

     The Committee shall be responsible for overseeing the internal financial control structure and financial risk management systems of the Company, including:

(a)

reviewing and discussing with management and the external auditors the quality and adequacy of the internal control over financial reporting structure of the Company including any material deficiencies or weakness and the steps taken by management to rectify these deficiencies or weaknesses;

(b)

reviewing and discussing with management and the external auditors the quality and adequacy of the financial risk management systems of the Company including the major financial risk exposures of the Company and the steps taken by management to monitor and control these exposures;

(c)	reviewing and discussing with management and the external auditors the establishment of and compliance with the Code of Business Conduct and Ethics of the Company; and

(d)

reviewing and discussing with the Chief Executive Officer and the Chief Financial Officer of the Company the procedures undertaken by them in connection with the certifications required to be given by them in connection with annual and other filings required to be made by the Company under applicable securities laws.

3.5 Establish and Review Certain Procedures

     The Committee shall establish adequate procedures, or require that adequate procedures are established, with respect to the following and shall annually assess the adequacy of these procedures:

(a)	the review of the public disclosure of financial information extracted from the financial statements of the Company;

(b)	the receipt, retention and treatment of complaints received by the Company with respect to accounting, internal accounting controls or auditing matters; and

(c)	the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

3.6 Other

The Committee shall:

(a)	in cooperation with the Board and management, develop a calendar of activities and a meeting schedule for each year;

(b)	review the operating and capital budgets of the Company;

(c)	annually and more frequently if appropriate, review the funding and administration of the employee benefit plans of the Company; and

(d)

review and discuss with management and the external auditors any material difficulties or problems with regulatory or government agencies with respect to financial matters and management’s response thereto.

3.7 Matters for which the Audit Committee is not Responsible

     The Committee is not responsible for those matters which are the responsibility of management or the external auditors including:

(a)	planning and conducting the external audit;

(b)	ensuring that the financial statements of the Company have been prepared in accordance with generally accepted accounting principles;

(c)

ensuring that the financial statements of the Company and the other financial information of the Company contained in regulatory filings and other public disclosure of the Company fairly present in all material respects the financial condition, results of operations and cash flows of the Company;

(d)	ensuring the adequacy of the internal control over financial reporting structure and the financial risk management systems of the Company; and

(e)	ensuring compliance with applicable laws and regulations or the Code of Business Conduct and Ethics of the Company.

4. Authority

(1)	The Committee is authorized to carry out its responsibilities as set out in this Charter and to make recommendations to the Board arising therefrom.

(2)

The Committee may delegate to the Chair and to the Chief Financial Officer of the Company (CFO) the authority, within specified limits, to authorize in advance all engagements of the external auditors to provide pre-approved services to the Company and its subsidiary entities. The Chair and the CFO shall report all engagements authorized by them to the Committee at its next meeting.

(3)	The Committee shall have direct and unrestricted access to the external auditors, officers and employees and information and records of the Company.

(4)	The Committee is authorized to retain, and to set and pay the compensation of, independent legal counsel and other advisors if it considers this appropriate.

(5)

The Committee is authorized to invite officers and employees of the Company and outsiders with relevant experience and expertise to attend or participate in its meetings and proceedings if it considers this appropriate.

(6)	The external auditors shall have direct and unrestricted access to the Committee and shall report directly to the Committee.

(7)	The Company shall pay directly or reimburse the Committee for the expenses incurred by the Committee in carrying out its responsibilities.

5. Meetings and Proceedings

(1)	The Committee shall meet at least five times each year and not less frequently than once each calendar quarter.

(2)	Any Member or the Secretary may call a meeting of the Committee. The external auditors or the CFO may ask a Member to call a meeting of the Committee.

(3)

The Chair is responsible for the agenda of each meeting of the Committee, including input from the officers and employees of the Company, the external auditors, other Members and other directors of the Company as appropriate. Meetings will include presentations by management or professional advisors and consultants when appropriate and allow sufficient time to permit a full and open discussion of agenda items.

(4)

Unless waived by all Members, a notice of each meeting of the Committee confirming the date, time, place and agenda of the meeting, together with any supporting materials, shall be forwarded to each Member at least three days before the date of the meeting.

(5)

The quorum for each meeting of the Committee is two Members. In the absence of the Chair, the other Members may appoint one of their number as chair of a meeting. The chair of a meeting shall not have a second or casting vote.

(6)	The Chair or his delegate shall report to the Board following each meeting of the Committee.

(7)

The Secretary or his delegate shall keep minutes of all meetings of the Committee, including all resolutions passed by the Committee. Minutes of all meetings shall be distributed to the Members and the other directors of the Company after preliminary approval thereof by the Chair.

(8)

An individual who is not a Member may be invited to attend a meeting of the Committee for all or part of the meeting. The Chair of the Board, the President and Chief Executive Officer of the Company, the CFO and the engagement partners at the external auditors have a standing invitation to attend all meetings of the Committee except those meetings or parts of meetings where the Committee meets alone or in private session with management, the external auditors or professional advisors and consultants.

(9)	The Committee shall meet regularly alone and in private sessions with management and the external auditors to facilitate full communication.

6. Self Assessment

(1)	The Committee and the Board shall annually assess the effectiveness of the Committee with a view to ensuring that the performance of the Committee accords with best practices.

(2)	The Committee and the Board shall annually review and update this Charter as required.

SCHEDULE “F”
POLICY ON INDEPENDENCE OF DIRECTORS

1. Background

     The board of directors (Board) of Crystallex International Corporation (Company) has developed this Policy after consideration of recent changes in the corporate governance requirements in Canada and the United States relating to the independence of directors applicable to the Company.

     Certain of these requirements require that a majority of the directors of the Company (Directors), and all the Directors on the audit, compensation and nominating committees of the Board, are independent.

2. Purpose

The purposes of this Policy are:

(a)	to set out the test that the Board will use to determine whether a Director is independent;

(b)	to identify the criteria that the Board will use to assess whether a Director is independent; and

(c)	to describe the disclosure that the Board will provide to the shareholders of the Company with respect to its determination of the independence of Directors.

3. Test of Independence

The test that will be used by the Board to determine whether a Director is independent is:

Independent of management or any other direct or indirect material business or other relationship with the Company and its subsidiaries and any other entity that is consolidated with the Company’s financial statements (Crystallex Group) that could interfere with the exercise of independent judgment by the Director or the ability of the Director to act in the best interests of the Company.

4. Assessment Process

     Each Director will provide the Board with information sufficient to enable the Board to assess whether the Director is independent, including information with respect to the criteria set out below.

     The Board will assess whether a Director is independent annually and whenever new information is provided to the Board. The Board will consider all relevant information in assessing whether a Director is independent.

     Generally, a Director will be considered to be independent if he/she satisfies all the criteria set out below. A Director may, however, be considered to be independent even though he/she does not satisfy one or more of the criteria set out below. For example, the director independence criteria set out below are in some cases more restrictive than those prescribed under requirements applicable to the Company (Prescribed Requirements). Also, the Prescribed Requirements for qualification for membership on an audit committee are more restrictive than those for qualification for membership on a compensation or nominating committee or a board of directors generally. If a Director satisfies the Prescribed Requirements, the Board may, in certain circumstances, determine that a Director is independent.

5. Criteria used to Assess Independence

     The criteria that the Board will use in assessing whether a Director is independent are set out below. Defined terms used in connection with one of the criteria apply to all of the criteria.

(1)

Is not an officer or employee – neither the Director nor an immediate family member of the Director is, or within the last three years has been, an officer or employee of a member of the Crystallex Group.

An immediate family member of an individual is the individual’s spouse, parent, child, sibling, mother-in- law, father-in-law, sister-in-law, brother-in-law, daughter-in-law, son-in-law and anyone, other than an employee, who resides in the individual’s home.

An officer of an entity includes an individual who performs a policy making function in respect of the entity or who makes, or participates in making, decisions that affect all or a substantial part of the business of the entity, whether or not the individual is employed by the entity and whether or not the individual does so directly or through another entity.

A Director may be considered to be independent if an immediate family member of the Director is only an employee of a member of the Crystallex Group.

(2)	Is not a substantial shareholder – the Director is not a substantial shareholder of a member of the Crystallex Group or affiliated with a substantial shareholder of a member of the Crystallex Group.

A substantial shareholder of an entity is a person who beneficially owns, directly or indirectly, or exercises control or direction over, 10% or more of the voting interests of the entity.

An individual is affiliated with an entity if the individual is a director, officer, employee, principal, partner or managing director of, or occupies a similar position with, the entity or is a substantial shareholder of the entity.

A Director who is a director of a substantial shareholder of a member of the Crystallex Group may be considered to be independent if the Director is independent of the substantial shareholder.

(3)	Has no material contractual relationship – the Director does not have any material contractual relationship with a member of the Crystallex Group other than as a Director.

The test of whether a contractual relationship is material will be based on all the circumstances relevant to the Director.

(4)

Does not receive consulting or other advisory fees or payments – neither the Director nor an immediate family member or related entity of the Director receives, or within the last three years has received, consulting or other advisory fees or payments from the Crystallex Group that in any year exceed the lesser of C$75,000 and the Canadian dollar equivalent of US$60,000, other than compensation for Board services, payments arising from investments in securities of the Company or, in the case of an immediate family member who is not an officer of a member of the Crystallex Group, compensation for services as an employee of a member of the Crystallex Group.

An entity is a related entity of a Director if the Director or an immediate family member of the Director is a director, officer, employee, principal, partner or managing director of, or occupies a similar position with, the entity or is a substantial shareholder of the entity.

(5)	Does not receive incentive compensation – the Director does not participate in any share based incentive scheme or performance related pay scheme of the Crystallex Group.

This criterion does not preclude the payment of all or part of a Director’s compensation for Board services in the form of shares or options to receive shares of the Company.

(6)

Is not a professional consultant or advisor – neither the Director nor an immediate family member of the Director is, or within the last three years has been, an auditor or other professional consultant or advisor to a member of the Crystallex Group or affiliated with an auditor or other professional consultant or advisor to a member of the Crystallex Group.

A professional consultant or advisor includes an entity that provides accounting, actuarial, consulting, legal, investment banking or financial advisory services.

A Director may be considered to be independent if an immediate family member of the Director is only an employee of an auditor or other professional consultant or advisor to a member of the Crystallex Group and does not participate in a material way in the provision of services to the member of the Crystallex Group by the auditor or other professional consultant or advisor.

(7)

Is not a material supplier or customer – neither the Director nor an immediate family member of the Director is, or within the last three years has been, a material supplier or customer of the Crystallex Group or affiliated with a material supplier or customer of the Crystallex Group.

A material supplier or customer of the Crystallex Group is a person to which the Crystallex Group made or from which Crystallex Group received payments (other than payments arising from investments in securities of the Company) in any year that exceed the greater of 5% of the consolidated gross revenues of the person for the year and the Canadian dollar equivalent of US$200,000.

(8)

Has no board remuneration committee connection – neither the Director nor an immediate family member of the Director is, or within the last three years has been, an officer of any entity, the compensation committee of which includes, or within the last three years included, an officer of the Company.

(9)

Has no other material business relationship – neither the Director nor an immediate family member or related entity of the Director has, or within the last three years has had, directly or indirectly, any other material business relationship with the Crystallex Group.

The test of whether a business relationship is material will be based on the circumstances relevant to the Director.

(10)

Has no significant links with other Directors – the Director does not hold cross-directorships or have any significant links with any other Director (e.g., through involvement in other entities) that would materially interfere with the exercise of independent judgment by the Director or the ability of the Director to act in the best interests of the Crystallex Group.

(11)

Has not served too long – the Director has not served on the Board for a period that could, or could reasonably be perceived to, materially interfere with the Director’s ability to act in the best interests of the Crystallex Group.

(12)	Is independent in character and judgment – the Director is independent in character and judgment.

6. Disclosure

     The Board will provide to the shareholders of the Company annually disclosure with respect to its determination of the independence of the Directors, including:

(a)	identifying which Directors are and are not independent and the basis of the determination of independence;

(b)	explaining any determination of independence of a Director who does not satisfy all the criteria set out above; and

(c)

describing all the material relationships of each Director with the Crystallex Group (whether or not falling within the criteria set out above), including relationships which the Board believes do not affect independence but which the Board believes could be perceived as interfering with the exercise of independent judgement by the Director or the ability of the Director to act in the best interests of the Crystallex Group.

The Board will provide to the shareholders of the Company as soon as practicable disclosure with respect to any change in its determination of the independence of a Director.